Exhibit 2.1
EXECUTION COPY
PURCHASE AND SALE AGREEMENT
dated as of December 26, 2007
among
RIO VISTA OPERATING PARTNERSHIP L.P.,
TMOC CORP.,
TLP MEX L.L.C.,
and
RAZORBACK L.L.C.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits

A-1	Form of Warranty Deed
A-2	Form of Quit Claim Deed
B	Form of General Assignment, Conveyance, Assumption and Bill of Sale from Seller to Razorback L.L.C.
Annex 1 – Fee Properties
Annex 2 – Leases
Annex 3 – Improvements
Annex 4 – Easements
Annex 5 – Personal Property
Annex 6 – Assigned Contracts
Annex 7 – Permits

C	Form of General Assignment, Conveyance, Assumption and Bill of Sale from Seller to TMOC and TLP MEX
D	Form of Closing Settlement Statement
E	Purchase Price Allocation
F-1	Form of POM Share Transfer Agreement
F-2	Form of Termatsal Share Transfer Agreement
G	Form of Tergas Option Assignment
H	Form of Termination Agreement
I	Form of Lien Release Letter
Schedules

1.1(a)	- Seller’s Individuals with Knowledge
1.1(b)	- Mexican Assets/Permits
1.1(c)	-List of Promissory Note Holders
1.1(d)	-Fee Properties
3.1	-Calculation of Net Working Capital
4.3	- Required Consents
4.6(a)	- Balance Sheets
4.6(b)	- Other Obligations and Liabilities
4.7	- Legal Proceedings
4.8	- Environmental Matters
4.9(a)	- Business Employees
4.9(b)	- Employee Matters
4.9(c)	- Seller’s Plans
4.10	- Taxes
4.12	- Assigned Contracts
4.13	- Bank Accounts and Powers of Attorney
4.15	- Insurance
4.16	- Permits; Compliance with Law
4.17	- Certain Changes
4.18	- Fees
4.19(a)	- Ownership of Mexican Assets
4.19(b)	- Ownership of Fee Properties
5.3	- Buyer Party’s Required Consents
6.2(e)	- Payment of Royalty Fees

-v-

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of December 26, 2007 (this “Agreement”), is entered into by and between RIO VISTA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Rio” or “Seller”), TMOC Corp., a Delaware corporation (“TMOC”), and wholly owned subsidiary of TransMontaigne Partners L.P., a Delaware limited partnership (“TLP”), TLP MEX L.L.C., a Delaware limited liability company (“TLP MEX”), and RAZORBACK L.L.C., a Delaware limited liability company d/b/a Diamondback Pipeline L.L.C. (“Razorback” and together with TMOC and TLP MEX, the “Buyer Parties” and each, individually a “Buyer Party”). Buyer Parties and Seller may be referred to herein individually as a “Party” or collectively as the “Parties.”
RECITALS
A. Seller is the owner of various leases, pipelines, a terminal, contracts and other assets used by Seller in the transportation of LPG (including, among other things, the United States portion of the 8” pipeline and 6” pipeline from the Brownsville, Texas terminal to the United States border with all associated rights-of-way and easements), all of such leases, pipelines, terminal, contracts and other assets being more particularly described in the following provisions of this Agreement.
B. Seller and its Affiliates are the owners of one hundred percent (100%) of the Equity Interests (defined below) in (i) Penn Octane de México, S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) duly incorporated and existing under the laws of Mexico (“POM”) which holds the CRE Permit, and (ii) Termatsal S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) duly incorporated and existing under the laws of Mexico (“Termatsal”), which owns the portion of the two pipelines that extend from the US border to Matamoros, Mexico (all of such Equity Interests in POM and Termatsal being herein collectively referred to as the “Shares”).
C. Seller is the owner of certain corporate and contractual arrangements (the “Tergas Option”) based on which it has certain rights for indirect control of Tergas, S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) duly incorporated and existing under the laws of Mexico (“Tergas”), which owns the Mexico Terminal Site. The Equity Interests in Tergas (the “Tergas Shares”) are owned by certain individuals (the “Individual Tergas Owners”).
C. Seller is the owner of certain parcels of property identified as Parcels 9A, 29 and 29B on Schedule 1.1(d).
D. TMOC desires to purchase from Seller, and Seller is willing to sell to TMOC, (i) the Assets (excluding the USA Assets), (ii) the equity interests in POM currently owned by Rio (the “TMOC-POM Interests”), (iii) the equity interests in Termatsal currently owned by Rio (the “TMOC Termatsal Interests”), and (iv) the Tergas Option, as further described in this Agreement.

E. TLP MEX desires to buy from Seller, and Seller is willing to sell to Buyer (i) the equity interests in POM currently owned by POI LLC (the “TLP MEX-POM Interests”) and (ii) equity interests in Termatsal currently owned by POI LLC (the “TLP MEX-Termatsal Interests”), as further described in this Agreement.
F. Razorback desires to buy from Seller, and Seller is willing to sell to Buyer the USA Assets, as further described in this Agreement.
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Certain Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:
“Acquisition Proposal” has the meaning given in Section 6.1(e).
“Additional Deposit” means the refundable additional deposit paid by TLP to Seller on or about December 4, 2007, in the aggregate principal amount of $1,500,000 plus all accrued but unpaid interest thereon, calculated at a rate of 8.0 % per annum based on a 360-day year through the Closing Date.
“Adverse Claim” means, with respect to any security or other financial instrument, an “adverse claim” as defined in Section 8-102(a)(1) of the Uniform Commercial Code as in effect in the State of Texas.
“Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” has the meaning given in the Preamble.
“Applicable Rate” means 4.0%.
“Assets” means the following assets of Rio, other than the Retained Assets:
(a) all real property held in fee by Rio used in the Business in the United States including those described on Schedule 1.1(d) and Annex 1 to Exhibit B (collectively, the “Fee Properties”);

(b) all leases of real property used in the conduct of the Business in the United States including, without limitation, those described on Annex 2 to Exhibit B (collectively, the “Leases”);
(c) all structures, fixtures, facilities, pipelines, tanks, terminals, racks, pumping facilities and appurtenances located on or under the real property described in clauses (a) and (b) above including, without limitation, those described on Annex 3 to Exhibit B (collectively, the “Improvements”);
(d) all easements, rights of way, property use agreements, line rights and real property licenses (including right-of-way Permits from railroads and road crossing Permits or other right of way Permits from Governmental Authorities) held by Rio or any of its U.S. Affiliates in connection with the conduct of the Business in the United States including, without limitation, those described on Annex 4 to Exhibit B (the “USA Easements”);
(e) to the extent the same do not constitute Improvements, any and all fittings, cathodic protection ground beds, rectifiers, local supervisory control software (SCADA), machinery, equipment, pumps, engines, pipes, valves, connections, gates, computer hardware and all other tangible personal property used in the Business including those described on Annex 5 to Exhibit B (the “Personal Property”);
(f) the contracts and agreements related to the transportation and storage of LPG in connection with the Business to which Rio or any of the Companies is a party and that are described on Annex 6 to Exhibit B (the “Assigned Contracts”);
(g) all permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted by any Governmental Authorities or third Persons to Rio or its predecessors in interest for the ownership or conduct of the Business in the United States, in each case to the extent the same are assignable by Seller including, without limitation, those listed on Annex 7 to Exhibit B (the “USA Permits” and together with the Fee Properties, Leases, Improvements, USA Easements, Personal property, Assigned Contracts and USA Permits, the “USA Assets”);
(h) all books, records and documents relating to the ownership or operation of the Business, Assets, the Tergas Option or the Companies (other than medical records of employees or medical records of independent contractors of Rio or the Companies for which written consent of the applicable employee or independent contractor to the release of such records is not obtained), including all contract, tax (excluding U.S. income tax information, books and records), financial, technical, insurance (past and present), pipeline, right of way, system mapping, engineering, environmental, safety and permitting records, information and files (the “Books and Records”); excluding, however the records which will be retained by Seller (the “Retained Records”), which shall consist of (i) corporate records of Seller not directly related to the operation of the Assets or Business, (ii) records necessary for Seller’s continued operations following the Closing and (iii) copies of any records required in connection with preparation of any Tax Returns required to be filed by Seller or Seller’s Affiliates; provided that in any event all records required for the operation of the Business shall remain with the Companies;

(i) all deposits and all service charges, utility bills and other goods or services prepaid by Rio or any of the Companies in connection with the Business;
(j) all claims, causes of action, rights and remedies arising out of the conduct of the Business or the ownership of the Assets, the Tergas Option, the Shares or Companies;
(k) all patents and patent applications, and other intellectual property rights, United States or foreign, owned or licensed by Rio or any of the Companies and used in the conduct of the Business (provided, however, that the Assets shall not include trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights and copyright registrations and applications technology, know-how, and processes utilized or owned by Seller); and
(l) all of Seller’s rights under the Inter-Company Debt.
“Assigned Contracts” has the meaning given in the subsection (f) of the definition of Assets.
“Assumed Liabilities” means the liabilities, obligations or Losses that occur, and require payment, performance or resolution, as a result of and in the course of operation of the Business, the Assets, the Mexican Assets and the Fee Properties by Buyer Parties or the Companies during the period on or after the Closing Date, but excluding any Taxes, the liability for which shall be governed by Article VII.
“Balance Sheets” has the meaning given in Section 4.6(a).
“Basket Amount” has the meaning given in Section 11.4(a).
“Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (d) each bonus, deferred compensation, incentive compensation, vacation or supplemental income plan, policy or arrangement.
“BND” shall mean the Brownsville Navigation District of Cameron County, Texas.
“BND Easement” means that certain Easement Agreement Contract No. 3154, dated September 22, 1999, between BND and Penn Octane Corporation, as subsequently amended on January 9, 2002, and assigned to Seller on September 15, 2004.
“Books and Records” has the meaning given in subsection (h) of the definition of Assets.
“Business” shall mean the business currently or historically conducted by Rio or any of the Companies with respect to and including the Owned Pipelines, the Tergas Option, the Companies, the Assets and the Mexican Assets, and the purchase, transportation and storage of LPG.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in Texas are authorized or required by Law to remain closed.
“Business Employees” means the employees of each of the Companies other than the employees of Seller or the Companies who occupy management positions or administrative positions and who work in any of the Seller’s three executive offices or locations in El Segundo, California, Palm Desert, California or Mexico City, Mexico.
“Buyer Parties” has the meaning given in the Preamble.
“Buyer Parties Confidentiality Agreement” means that certain letter agreement, dated as of October 2, 2006, by and between Rio Vista Energy Partners L.P. and TransMontaigne Product Services Inc.
“Closing” has the meaning given in Section 2.2.
“Closing Date” has the meaning given in Section 2.2.
“Closing Effective Time” means 7:00 a.m., central daylight time, on the Closing Date.
“Closing Settlement Statement” means the Closing Settlement Statement in substantially the form attached hereto as Exhibit D.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means any of POM, Termatsal or Tergas, and “Companies” shall mean all of them.
“Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage or insurance policy including any partnership, joint venture or operating agreement, any contract or agreement that grants a right of first refusal or right of first negotiation or other preferential right to a third party, any contract or agreement containing covenants limiting the freedom to engage in any line of business or to compete with any Person, any collective bargaining agreement, any employment, personal services, consulting, severance or similar agreement for any employees of Seller or the Companies, including, without limitation, the Assigned Contracts.
“CRE Permit” means that certain Permit for Transportation of Liquid Petroleum Gas through Pipelines (Number G/199/LPT/2007).
“Deeds” means (i) the special warranty deed in the form attached as Exhibit A-1 conveying Parcels 9A and 29 and (i) the quit claim deed in the form attached as Exhibit A-2 conveying Parcel 29B, which together convey the Fee Properties.
“Deposit” means the refundable deposit paid by TLP to Seller on or about September 12, 2007, in the aggregate principal amount of $6,500,000, plus all accrued but unpaid interest thereon, calculated at a rate of 8.0 % per annum based on a 360-day year through the Closing Date.

“Deposit Agreement” means the binding Letter of Intent dated September 12, 2007, between TLP and the Seller, as amended by that certain First Amendment to Letter of Intent dated November 30, 2007, pursuant to which the Deposit and the Additional Deposit was made.
“Designated Mexican Parcels” means the Mexican Easement Right-of-Way parcels identified as SSParcel 27/RioParcel 26, SSParcel 28/RioParcel 38, SSParcel 29/RioParcel 30, SSParcel 34/RioParcel 11 and SSParcel 36/RioParcel 39 on Schedule 1.1(b).
“Diligence Deductions” means the Purchase Price adjustments agreed by the Seller and Buyer Parties that are identified as “diligence deductions” on Exhibit D.
“DOT Audit” means the final report by the United States Department of Transportation regarding its inspection of Rio’s Integrity Management Program/Procedures as referred to in Schedule 4.16.
“Employee Costs” has the meaning given in Section 6.3(g)(i).
“Encumbrances” means any security interest, pledge, mortgage, lien (statutory or otherwise), charge, encumbrance, trust, Adverse Claim, preferential arrangement or restriction of any kind, including any restriction on the use, transfer, or other exercise of any attributes of ownership.
“Environmental Audit” has the meaning given in Section 6.3(f)(i).
“Environmental Condition” means:
(a) any conditions, circumstances or facts relating to or otherwise affecting the environment and public health of the inhabitants of the surrounding areas;
(b) the presence (or any Release) of a Hazardous Material from, in, on, under or onto any properties or the environment in alleged violation of any Environmental Laws;
(c) the presence (or any Release) of a Hazardous Material from, in, on, under or onto any property or the environment that results in any Losses;
(d) any proceedings or investigatory, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time threatened in writing, instituted, or completed against or in respect to any properties or any use or activity on any properties pursuant to any applicable Environmental Laws relating to Hazardous Materials or alleged violation of Environmental Laws;
(e) the presence (or any Release) of a Hazardous Material from, in, on, under or onto any properties or the environment resulting in a Material Change; or
(f) any alleged violation of Environmental Laws that occurred prior to the Closing Date.

“Environmental Laws” means any Law, whether currently existing or hereafter promulgated, or any judicial or administrative decree or decision with respect to the environment, natural resources, hazardous materials, hazardous substances, potable water, ground water, solid waste, landfills and open dumps, storage tanks, underground storage tanks, waste water, biosolids disposal, storm water run off or emissions to the atmosphere (i.e., SO2, etc.). Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, as amended, and all regulations promulgated thereunder:
• General Law on the Ecological Balance and the Protection to the Environment. (Ley General del Equilibrio Ecológico y la Protección al Ambiente).
• Regulations of the General Law on the Ecological Balance and the Protection to the Environment on Environmental Impact Assessment. (Reglamento de la Ley General del Equilibrio Ecológico y la Protección al Ambiente en Materia de Evaluación del Impacto Ambiental).
• Regulations of the General Law on the Ecological Balance and the Protection to the Environment on the Prevention and Control of Atmospheric Pollution). (Reglamento de la Ley General del Equilibrio Ecológico y la Protección al Ambiente en Materia de Prevención y Control de la Contaminación de la Atmósfera).
• Applicable Official Mexican Standards (NOM’s by its acronym in Spanish)
• Regulations of the General Law on the Ecological Balance and the Protection to the Environment on Registry of Emissions and Transfer of Pollutants (Reglamento de la Ley General del Equilibrio Ecológico y la Protección al Ambiente en Materia de Registro de Emisiones y Transferencia de Contaminantes).
• General Law for the Prevention and Integral Management of Wastes (Ley General para la Prevención y Gestión Integral de los Residuos).
• Regulations of the General Law for the Prevention and Integral Management of Wastes. (Reglamento de la Ley General para la Prevención y Gestión Integral de los Residuos).
• Law of the environmental protection for the sustainable development of the State of Tamaulipas (Ley de Protección Ambiental para el Desarrollo Sustentable del Estado de Tamaulipas.
• Law of National Waters (Ley de Aguas Nacionales)
• Regulations of the Law of National Waters (Reglamento de la Ley de Aguas Nacionales).
“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting or certificated or non-certificated), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, or the right to vote in the decisions of such partnership, excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first Person, or that is a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.
“Federal Income Tax” means any Tax imposed under Subtitle A of the Code.
“Fee Properties” has the meaning given in the subsection (a) of the definition of Assets.
“Final Determination” means (i) with respect to Federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870 AD, and (ii) with respect to Taxes other than Federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations).
“Form” has the meaning given in Section 7.9(a).
“General Conveyances” has the meaning given in Section 2.3(a).
“Governmental Authority” means any national, federal, state, provincial, municipal, territorial or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.
“Hazardous Materials” means any substance, whether solid, liquid, gaseous, or any combination of the foregoing or any other substance not expressly mentioned herein: (a) that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “contaminant,” or “pollutant” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws or otherwise prohibited, limited or regulated under any Environmental Laws; (b) that is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, or explosive or radioactive materials, and (c) that is or contains petroleum hydrocarbons, petroleum products, natural gas, crude oil, or any components, fractions, or derivatives thereof.
“Holdback Amount” has the meaning given in Section 3.2.
“Improvements” has the meaning given in the subsection (c) of the definition of Assets.
“Indemnified Party” has the meaning given in Section 11.3.
“Indemnifying Party” has the meaning given in Section 11.3.

“Individual Tergas Owners” has the meaning given in the Recitals.
“Inter-Company Debt” means any indebtedness for money owing by the Companies to Seller or any of its Affiliates as reflected on Schedule 3.1.
“Knowledge” means with respect to Seller, the actual knowledge after due inquiry of any of the individuals specified on Schedule 1.1(a).
“Law” means any law, statute, rule, ordinance, code, regulation and any other pronouncement promulgated, enacted, enforced or entered by any Governmental Authority.
“Leases” has the meaning given in the subsection (b) of the definition of Assets.
“Legal Proceeding” means any judicial, administrative or arbitral action, suit, investigation or proceeding (public or private) by or before any court or other Governmental Authority.
“Lenders” means those note holders described in Schedule 1.1(c).
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, levy or other similar encumbrance.
“Lien Release Letter” means the letter to be delivered by the Buyer Parties to Seller at the Closing in the form attached as Exhibit I confirming the release of the Liens on any of the Assets, the Shares or the Tergas Option as security for the repayment of the Pre-Existing Loan, the Deposit and the Additional Deposit effective upon the Closing.
“Loss” or “Losses” means claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs and expenses.
“LPG” means liquefied petroleum gas.
“Material Change” means any circumstance, event, change or effect that has resulted or would reasonably be expected to cause Seller or the Companies or any of the Buyer Parties, to incur any Loss or expenses or otherwise to pay or become liable to pay more than $50,000 as a result of, or to remedy, such circumstance, event, change or effect.
“Material Adverse Change” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to (i) be materially adverse to the condition (financial or otherwise), properties, assets (including Assets), liabilities, business, operations, results of operations or prospects of the Business, Seller or the Companies, taken as a whole, or (ii) prevent or materially delay consummation of the transactions contemplated hereby or otherwise to prevent either Party or their respective Affiliates from performing their obligations under this Agreement.
“Materiality Requirement” has the meaning given in Section 11.4(d).

“Mexican Assets” means any sort of assets, facilities, goods or rights owned or otherwise to which the Companies may have a real property right or other rights in Mexico, tangible or intangible, including those assets, Mexican Permits and concessions, and real estate property and facilities, the Mexican Right of Way, the Mexican Terminal Site, and the Mexican portion of the Owned Pipelines running from the Mexican Terminal Site to the Mexico and United States border, including, without limitation, all of the assets listed in Schedule 1.1(b).
“Mexican Permits” means all permits, licenses, certificates, authorizations, registrations, orders, waivers, concessions, variances and approvals granted by or that may be required from any Mexican Governmental Authorities or third Persons to Rio, the Companies or their respective predecessors in interest for the ownership or conduct of the Business in Mexico or operate the Owned Pipelines from the US-Mexico border to the Mexican Terminal Site, including, without limitation, those listed Schedule 1.1(b).
“Mexican Right of Way” means any and all easements, real estate rights, surface occupation rights, leases, crossing, occupation or easement permits or licenses and any other authorization, permit, license or consent required for the construction and operation of the Mexican Terminal Site and transportation pipelines in Mexico by the Companies, and any other type of occupation of third-party-owned land by the Companies.
“Mexican Share Transfer Agreements” means, collectively, the POM Share Transfer Agreement and the Termatsal Share Transfer Agreement.
“Mexican Terminal Site” means the plots of land and associated equipment and improvements where the LPG or other petroleum products are stored, which are located at Carretera Sendero Nacional Km. 9, desviacion Carretera La Risita-Lucio Blanco Km. 3.4 desviacion brecha 22 s/n (a 500 metros), Ejido La Gloria, C.P. 87560, Matamoros, Tamaulips, Mexico.
“Mexico” means the United Mexican States.
“New BND Easement” means the new easement to be issued by BND permitting Razorback to own and operate that portion of the Assets located on the property subject to the BND Easement.
“Order” means any order, judgment, injunction, ruling, or decree of any court or other Governmental Authority.
“Owned Pipelines” means the approximately 23-mile 6-inch and 8-inch pipelines and associated equipment and improvements connecting the terminal facility owned by TransMontaigne Operating Company L.P., a Delaware limited liability company and wholly owned subsidiary of TLP (“OLP”), in Brownsville, Texas (the “Brownsville Terminal”) to the Mexican Terminal Site.
“Party” or “Parties” has the meaning given in the Preamble.

“Permitted Encumbrances” shall mean, with respect to or upon any of the Assets, the Mexican Assets or the Fee Properties, any Liens, caveats, claims, rights (including rights of Governmental Authorities), reservations, exceptions, easements, rights of way, conditions, restrictions (including restrictive covenants and zoning and land use restrictions imposed by applicable laws, regulations and ordinances), leases, licenses and other similar title exceptions or other imperfections of title, restrictions or encumbrances affecting such Assets, Mexican Assets or Fee Properties that were not incurred in the borrowing of money and, individually and in the aggregate, are not substantial in amount and do not otherwise materially detract from the value or impair the use of the Assets, the Mexican Assets or the Fee Properties in the ordinary conduct of the Business.
“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or economic unit, Governmental Authority, government instrumentality or other entity of any kind.
“POI LLC” means Penn Octane International, L.L.C.
“POM” has the meaning given in the Recitals.
“POM Share Transfer Agreement” means the Equity Interest Transfer Agreement in the form attached as Exhibit F-1 confirming the transfer of the Shares of POM in accordance with this Agreement.
“Post Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Pre-Existing Loan” means that certain Amended and Restated Promissory Note in the current principal amount of $1,000,000, dated as of September 12, 2007 and issued by Seller to TransMontaigne Product Services Inc., a Delaware corporation.
“Property Taxes” has the meaning given in Section 7.1(c).
“Purchase Price” has the meaning given in Section 3.1(a).
“Razorback” has the meaning given in the Recitals.
“Real Property” means the real property (i) covered by the Fee Properties, the Fee Properties, the Leases, the Mexican Right of Way, the Mexican Terminal Site, the Improvements and the USA Easements, and (ii) on which are located any of the other Mexican Assets.
“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Retained Assets” means all assets of Rio which are not intended to be transferred by Seller to Buyer Parties including but not limited to:
(a) the two executive offices or locations in El Segundo, California, and Palm Desert, California and all furniture, fixtures and equipment (including computers) located therein;
(b) trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights and copyright registrations and applications technology, know-how, and processes utilized or owned by Seller;
(c) the Retained Records; and
(d) all cash, accounts receivable, notes receivable and securities (other than the Shares) owned by Seller.
“Retained Liabilities” means all liabilities, obligations and Losses of Seller or any of the Companies relating to, or occurring, originated or caused during, any periods before the Closing Date other than the Assumed Liabilities, including but not limited to:
(a) all liabilities, obligations or Losses arising out of violations by Seller or any of the Companies of Laws, including Environmental Laws;
(b) all liabilities, obligations or Losses for criminal sanctions, fines, penalties or assessments imposed at any time by any competent court or a Governmental Authority with respect to the conduct of the Business, operation of the Assets, the Mexican Assets, or the Fee Properties or the Companies, other than the matters set forth in paragraphs 2 and 3 of Schedule 4.7;
(c) all liabilities, obligations or Losses arising from the transportation and disposal, or arrangement thereof, of Hazardous Materials by Seller or its agents off the Real Property or otherwise from Hazardous Materials that resulted from the Business that are Released or threatened to be Released from any non-Real Property;
(d) all liabilities, obligations or Losses arising out of the lack of consents, imperfections of title or any other situation requiring Title Curative Work for the conduct of the Business, operation of the Assets or operation of the Mexican Assets as provided in Section 6.3(b); and
(e) the obligations, liabilities, or Losses (including all accounts payable and notes payable), excluding the Inter-Company Debt, that occur, were originated, caused and/or require payment, performance or resolution, as a direct result of and in the course of operation of the Business, the Assets, the Mexican Assets and the Fee Properties by Seller or the Companies during the period on or before the Closing Date.
“Retained Records” has the meaning given in paragraph (h) of the definition of Assets.
“Rio” has the meaning given in the Preamble.
“Rio GP” means Rio Vista Operating GP LLC, a Delaware limited liability company, and the general partner of Rio.

“Royalty Fee” has the meaning given in Section 6.2(e).
“RVEP” means Rio Vista Energy Partners L.P.
“Secured Debt Facility” means the Amended and Restated Line Letter entered into between Seller, and RZB Finance LLC, dated as of September 15, 2004, as the same may be amended, modified or supplemented and all mortgages, guarantees, reimbursement agreements, security agreements and other instruments, agreements or documents entered into or delivered by Seller or any of the Companies in connection therewith.
“Secured Debt Lender” means RZB Finance LLC in its capacity as agent under the Secured Debt Facility.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning given in the Preamble.
“Seller Plans” means all Benefit Plans that are sponsored, maintained or contributed to by Seller or any of the Companies on behalf of the Business Employees.
“Shares” has the meaning given in the Recitals.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, sociedad anónima, sociedad de responsabilidad limitada, whether incorporated in the U.S., Mexico or otherwise, or other entity of which a majority of the Equity Interests having ordinary voting power to elect a majority of the board of directors, board of managers or other similar managing body of such corporation, partnership, limited liability company, or other entity of any kind are owned by such Person.
“Tax or Taxes” means all taxes, however denominated (including without limitation, fees, levies, duties, tariffs and imposts), including any deficiencies, assessments, governmental charges, interest, additions to tax or penalties that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, capital gain taxes, unemployment insurance taxes, payroll and employee withholding taxes, social security taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, documentary taxes, transfer taxes, withholding taxes, business license taxes, and other obligations of the same or of a similar nature to any of the foregoing, whether arising or enacted before, on or after the Closing Date.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Benefit” means any deduction, amortization, exclusion from income or other allowance that actually reduces in cash the amount of Tax a Tax Indemnified Party would have been required to pay (or actually increases in cash the amount of Tax refund to which a Tax Indemnified Party would have been entitled) in the absence of the item giving rise to the indemnity claim.
“Tax Indemnified Claim” has the meaning given in Section 7.5(a).
“Tax Indemnified Party” has the meaning given in Section 7.5(a).
“Tax Indemnifying Party” has the meaning given in Section 7.5(a).
“Tax Items” has the meaning given in Section 7.1(b).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.
“Tergas” has the meaning given in the Recitals.
“Tergas Option” has the meaning given in the Recitals.
“Tergas Option Assignment Agreement” means the [Assignment Agreement] in the form attached as Exhibit G confirming the transfer of the Tergas Option in accordance with this Agreement.
“Tergas Shares” has the meaning given in the Recitals.
“Termatsal” has the meaning given in the Recitals.
“Termatsal Share Transfer Agreement” means the Equity Interest Transfer Agreement in the form attached as Exhibit F-2 confirming the transfer of the Shares of Termatsal in accordance with this Agreement.
“Termination Agreement” means an agreement in the form attached as Exhibit H terminating the U.S. Pipeline Service & Operating Agreement, dated August 22, 2006, between TransMontaigne Product Services, Inc. and Seller and the LPG Transportation Agreement, dated August 22, 2006, between TransMontaigne Product Services, Inc., Seller and Penn Octane International, LLC effective on the Closing Date.
“Title Company” has the meaning given in Section 8.7.
“Title Curative Work” has the meaning given in Section 6.3(b)(i).
“Title Insurance Policies” has the meaning given in Section 8.7.

“TLP MEX” has the meaning given in the Recitals.
“TLP MEX-POM Interests” has the meaning given in the Recitals.
“TLP MEX-Termatsal Interests” has the meaning given in the Recitals.
“TMOC” has the meaning given in the Recitals.
“TMOC-POM Interests” has the meaning given in the Recitals.
“TMOC-Termatsal Interests” has the meaning given in the Recitals.
“Transfer Tax Payment” has the meaning given in Section 7.9(b).
“Unsolicited Acquisition Proposal” has the meaning given in Section 6.1(e).
“USA Assets” has the meaning given in the subsection (g) of the definition of Assets.
“USA Easements” has the meaning given in the subsection (d) of the definition of Assets.
“USA Permits” has the meaning given in the subsection (g) of the definition of Assets.
ARTICLE II
THE CLOSING
SECTION 2.1 Purchase and Sale of the Assets, the Tergas Option and the Shares.
(a) At the Closing, upon the terms and subject to the satisfaction of the conditions precedent set forth in this Agreement, Seller shall sell, assign, transfer and convey, or cause to be sold, assigned, and conveyed, to TMOC and TMOC shall purchase and acquire from the Seller, all right, title and interest of Seller in and to (a) the Assets (excluding the USA Assets), (b) the TMOC-POM Interests, (c) the TMOC-Termatsal Interests and (d) the Tergas Option in each case free and clear of any Liens or Encumbrances (but subject, in the case of the Assets to any Permitted Encumbrances).
(b) At the Closing, upon the terms and subject to the satisfaction of the conditions precedent set forth in this Agreement, Seller shall sell, assign, transfer and convey, or cause to be sold, assigned, and conveyed, to TLP MEX and TLP MEX shall purchase and acquire from the Seller, all right, title and interest of Seller in and to the TLP MEX-POM Interests and TLP MEX-Termatsal Interests free and clear of any Liens or Encumbrances. Together, the TMOC-POM Interests, TMOC-Termatsal Interests, TLP MEX-POM Interests and TLP MEX-Termatsal Interests shall comprise the Shares.
(c) At the Closing, upon the terms and subject to the satisfaction of the conditions precedent set forth in this Agreement, Seller shall sell, assign, transfer and convey, or cause to be sold, assigned, and conveyed, to Razorback and Razorback shall purchase and acquire from the Seller, all right, title and interest of Seller in and to (a) the USA Assets and (b) the Fee Properties, in each case free and clear of any Liens or Encumbrances (but subject, in the case of the USA Assets and the Fee Properties to any Permitted Encumbrances).

(d) Each Buyer Party shall have the right to designate one or more of its Affiliates to be the transferee of the Assets, the Tergas Option, the Shares and the Fee Properties, as applicable.
SECTION 2.2 Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place at the offices of TLP in Denver, Colorado at 10:00 a.m. local time, on the fifth Business Day after the satisfaction or waiver of the conditions set forth in Articles VIII and IX or at such other time and date as the Parties may mutually agree, but no later than December 31, 2007 (the “Closing Date”).
SECTION 2.3 Deliveries to Buyer Parties. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer Parties or any Affiliate designated by any Buyer Party the following:
(a) the executed Deeds in the forms attached as Exhibit A-1 and Exhibit A-2;
(b) the executed General Assignment, Conveyance, Assumption and Bill of Sales in the forms attached as Exhibit B and Exhibit C (the “General Conveyances”);
(c) the executed Mexican Share Transfer Agreements;
(d) certificates evidencing the TMOC-POM Interests and the TMOC-Termatsal Interests, duly assigned for transfer to TMOC or one or more Affiliates of TMOC designated by TMOC;
(e) certificates evidencing the TLP MEX-POM Interests and TLP MEX-Termatsal Interests, duly assigned for transfer to TLP MEX or one or more Affiliates of TLP MEX designated by TLP MEX;
(f) the certificates referred to in Sections 8.3, 8.5 and 8.6;
(g) copies of the consents or approvals referenced in Section 8.8 and 6.3(c) that are required;
(h) copies of the release and termination documents referenced in Section 8.9;
(i) copy of the DOT Audit;
(j) the corporate books of the Companies, which shall include an entry in the Partners Registry Book of each Company, as applicable, reflecting TMOC or TLP MEX or the designated Affiliate of one or both, as applicable, as the new partners of each Company, as the case may be;

(k) copies of the corporate actions of the Companies approving the transfer of the Shares from Seller and its Affiliates to TMOC or TLP MEX, as applicable, the resignation of all board members and substitution with individuals designated by TMOC or TLP MEX, as applicable, and the revocation of all powers of attorney issued by Seller prior to closing with respect to each of the Companies;
(l) the executed Tergas Option Assignment Agreement;
(m) the executed Termination Agreement;
(n) all documents and records associated with the ownership and operation of the Real Property, including, without limitation, the original title deeds evidencing the property of the Mexican Terminal Site and original easement agreements executed with third parties in connection with the Owned Pipeline and the Mexican Right of Way; and
(o) the Title Insurance Policies.
SECTION 2.4 Deliveries to Seller. At the Closing, Buyer Parties shall deliver to Seller or its designees the following:
(a) a wire transfer of immediately available funds (to such accounts as Seller shall have specified to Buyer Parties no later than two Business Days prior to the Closing) the dollar amount set forth on the Closing Settlement Statement as payable to Seller. In addition, Seller may instruct Buyer Parties to pay a portion of the dollar amount otherwise payable to Seller directly to the Secured Debt Lender and/or other Lenders in order to obtain a release of the Liens held by the Secured Debt Lender and/or other Lenders, respectively, on the Assets, the Tergas Option or the Shares as applicable. The amount of such payment shall be reflected on the Closing Settlement Statement;
(b) the executed General Conveyances;
(c) the executed Mexican Share Transfer Agreements;
(d) the executed Tergas Option Assignment Agreement;
(e) the certificates referred to in Section 9.3, 9.5 and 9.6;
(f) the executed Termination Agreement; and
(g) the Lien Release Letter.
SECTION 2.5 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III
PURCHASE PRICE
SECTION 3.1 Purchase Price.
(a) The purchase price to be paid by Buyer Parties to Seller at the Closing will be U.S. $10,825,000, which amount shall be subject to adjustment in accordance with Section 3.1(b) (such amount, as adjusted, the “Purchase Price”). At least two Business Days prior to the Closing Date, Buyer Parties shall deliver to Seller the Closing Settlement Statement, which shall reflect the total dollar amount payable to Seller at Closing after taking into account (i) the Purchase Price adjustments set forth in Section 3.1(b), (ii) the repayment of the Pre-Existing Loan, (iii) the payment of the Deposit and the Additional Deposit, (iv) the withholding of the Holdback Amount in accordance with Section 3.3, (v) payments to any other Lenders of Seller in accordance with Section 2.4(a), and (iv) the Transfer Tax Payment. The portion of the Purchase Price allocable to the Shares is also reflected as the “Purchase Price” in the Mexican Share Transfer Agreements.
(b) At Closing, the Purchase Price will be reduced by (i) the cash required to make the estimated net working capital balance zero as of the date of Closing, for all the Companies, (ii) the Diligence Deductions agreed to by the Parties as a result of the Buyer Parties’ due diligence review of Seller and the Companies as set forth in the Closing Settlement Statement, (iii) any adjustments for Title Curative Work in accordance with Section 6.3(b), (iv) Seller’s portion of any prorated Taxes in accordance with Section 6.3(a), (v) the estimated amount of Employee Payments and (vi) the fee for the title examinations and the title commitment and any cancellation thereof and the basic premium for the Owner’s Policy. On the Closing Date, the amount of net working capital will be calculated, as of that date, pursuant to the procedures described here and in Schedule 3.1. For this purpose, the net working capital balance shall mean the fair market value of all current assets expected to be realized, based on the operations of the Companies up to the Closing Date, in cash within ninety days (such as accounts receivable and inventory) less all current liabilities expected to be paid in cash (such as accounts payable, but excluding Inter-Company Debt). Not later than 90 days following the Closing, Buyer Parties and Seller shall, on the first Business Day after Buyer Parties and Seller have mutually agreed on the final amount of net working capital for each of the Companies, settle an amount equal to the difference between the estimated and final amounts of any net working capital in accordance with Schedule 3.1.
(c) In addition to the payment of the Purchase Price, at the Closing, Buyer Parties (or the designated Affiliate of any of the Buyer Parties) shall assume the Assumed Liabilities pursuant to this Agreement and the General Conveyances. Other than the Assumed Liabilities, Buyer Parties shall not assume any liabilities or obligations of Seller.
(d) If Closing occurs under this Agreement, the amount payable to Seller at Closing will be reduced by the Deposit and the amount outstanding, including accrued interest, under the Pre-Existing Loan, such amount being considered full payment of the Pre-Existing Loan. Upon the Closing, Buyer Parties shall mark the promissory note evidencing the Pre-Existing Loan “Paid In Full” and return it to Seller. If Closing does not occur under this Agreement for any reason, then Seller will reimburse Buyer Parties for the Deposit and pay the amount outstanding, including accrued interest, under the Pre-Existing Loan, and Buyer Parties will promptly provide Seller with the necessary documentation to provide for the release of the security interests in the collateral securing the Deposit Agreement and the Pre-Existing Loan. If Closing does not occur under this Agreement on or prior to December 31, 2007, the Parties acknowledge and agree that Seller may offset the amount due under the Deposit Agreement or the Pre-Existing Loan in an amount equal to $0.0120 per gallon in transportation and terminaling fees that TLP or its affiliates have incurred, but not paid to Seller, subsequent to September 12, 2007.

SECTION 3.2 Buyer Parties Holdback. As reflected on the Closing Settlement Statement, at Closing Buyer Parties shall retain from the Purchase Price otherwise deliverable pursuant to Section 3.1 an amount of cash equal to $500,000 (the “Holdback Amount”) as security for the indemnification obligations of Seller set forth in Articles VII and XI. Interest on the Holdback Amount shall accrue at the Applicable Rate and shall belong to Seller. Interest shall only be payable with respect to that portion of the Holdback Amount that has not been applied to the satisfaction of the indemnification and other obligations of Seller. On the first anniversary of the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter), Buyer Parties shall release the Holdback Amount to Seller, less any amounts then in dispute or previously applied in respect of the indemnification obligations of Seller set forth in Articles VII and XI plus accrued interest on the net Holdback Amount. Any amounts withheld from Seller in connection with amounts then in dispute to the extent not applied in satisfaction of the obligations of Seller set forth in Section Articles VII and XI shall be paid to Seller promptly upon resolution of such dispute. Nothing in this Section 3.2 shall be construed as limiting the liability of Seller to the Holdback Amount or its indemnity obligations pursuant to Article VII or XI, nor shall payments from the Holdback Amount be considered to be liquidated damages or Buyer Parties’ sole and exclusive remedy for any breach under this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SELLER
Seller represents and warrants to Buyer Parties as of the date hereof and as of the Closing Date as follows:
SECTION 4.1 Organization; Power and Authority.
(a) Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to transact business in each jurisdiction in which qualification is required.
(b) Each of the Companies is a sociedad de responsabilidad limitada de capital variable duly incorporated, validly existing and in good standing under the Laws of Mexico and is qualified to transact business in each jurisdiction in which qualification is required.

(c) Each of the Companies and Seller has all requisite corporate, partnership and other power and authority to own and operate its assets and properties and conduct its businesses and operations as presently being conducted.
SECTION 4.2 Authorizations; Execution and Validity.
(a) Except with respect to the transfer to Buyer Parties or any Affiliate of Buyer Parties of the Assets, the Tergas Option and the Shares, as of the date of execution of this Agreement, Seller has all requisite corporate, partnership and other power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the transaction contemplated hereby and to cause its Affiliates to transfer to Buyer Parties or to any Affiliate of Buyer Parties all interests in the Shares.
(b) As of the Closing Date, Seller will have all requisite corporate, partnership and other power and authority to consummate the transfer to Buyer Parties or to an Affiliate of Buyer Parties of the Assets, the Tergas Option and the Shares and to cause its Affiliates to consummate the transfer to Buyer Parties or to any Affiliate of Buyer Parties of all of interests in the Shares.
(c) Except with respect to the transfer to Buyer Parties or any Affiliate of Buyer Parties of the Assets, the Tergas Option and the Shares, as of the date of execution of this Agreement, the execution and delivery of this Agreement by Seller, the performance by Seller or its Affiliates of their respective obligations hereunder, and the consummation by Seller or its Affiliates of the transaction contemplated hereby have been duly authorized by all necessary corporate, partnership and other action on the part of Seller or such Affiliate.
(d) As of the Closing Date, the performance by Seller or its Affiliates of their respective obligation to consummate the transfer to Buyer Parties or to any Affiliate of Buyer Parties of the Assets, the Tergas Option, the Shares and the Fee Properties shall have been duly authorized by all necessary corporate, partnership and other action on the part of Seller or such Affiliate.
(e) Except with respect to the transfer to Buyer Parties or any Affiliate of Buyer Parties of the Assets, the Tergas Option and the Shares, as of the date of execution of this Agreement, this Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or general principles of equity.
(f) As of the Closing Date, this Agreement will constitute a valid and binding obligation of Seller with respect to the performance by Seller or its Affiliates of their obligation to consummate the transfer to Buyer Parties or to any Affiliate of Buyer Parties of the Assets, the Tergas Option, the Shares and the Fee Properties, and such obligation shall be enforceable against Seller in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or general principles of equity.

SECTION 4.3 No Conflicts; Consents. Except as set forth on Schedule 4.3 or (in the case of (a), (c) or (d) below) as could not be reasonably expected to have a Material Change, none of the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations under this Agreement or the consummation by Seller of the transaction contemplated hereby will:
(a) violate any Law or Order,
(b) violate the organizational documents of the Companies,
(c) violate any Contract to which Seller or any of the Companies is a party or by which Seller or any of the Companies or their respective properties are bound, or
(d) require any consent from or filing with any Governmental Authority or any consent from any other Person.
SECTION 4.4 Capitalization.
(a) The total authorized Shares of POM consists of one equity interest with a face value of 49,950 Mexican Pesos owned by Rio and one equity interest with a face value of 50 Mexican Pesos owned by POI LLC, all of which are free and clear of all Liens and other Adverse Claims.
(b) The total authorized Shares of Termatsal consists of one equity interest with a face value of 49,950 Mexican Pesos owned by Rio and one equity interest with a face value of 50 Mexican Pesos owned by POI LLC, all of which are free and clear of all Liens and other Adverse Claims.
(c) The total authorized Shares of Tergas consists of one equity interest with a face value of 47,500 Mexican Pesos owned by Jose Vicente Soriano Garcia and one equity interest with a face value of 2,500 Mexican Pesos owned by Dennis Sanchez, the Individual Tergas Owners, all of which are free and clear of all Liens and other Adverse Claims.
(d) The assignments, endorsements, stock powers and other instruments of transfer by Seller and POI LLC to Buyer Parties at the Closing will be sufficient to transfer Seller’s or its Affiliates entire interest, legal and beneficial, in the Shares and the Tergas Option. Upon transfer to TMOC or TLP MEX, as applicable, of the certificates representing the Shares, TMOC or TLP MEX, as applicable, or an assignee of one or both will receive good and marketable title to such Shares, free and clear of all Liens and other Adverse Claims. Upon execution and delivery by Seller of the General Conveyances, TMOC will receive good and marketable title to the Tergas Option free and clear of all Liens and other Adverse Claims. No legend or other reference to any purported Liens and Adverse Claims appears upon any certificate representing equity securities of, or any corporate or public records of or related to, any Company. All of the outstanding equity securities of each Company have been duly authorized and validly issued and are fully paid and nonassessable. No Company has outstanding any equity securities or other securities containing any profit participation features, nor any stock appreciation rights, phantom stock plans, performance stock plans, stock option plans or similar plans or agreements. Except for the transactions contemplated by this Agreement and the Tergas Option, there are no agreements between any holders of any equity securities or other securities of the Companies with respect to the voting or transfer of such Companies’ equity securities or other securities, or with respect to any other aspect of the Companies’ affairs. There are no bonds, debentures, notes or other indebtedness of any of the Companies outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holders of any equity securities or other securities of the Companies may vote. Except for the Tergas Option, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Company, nor are there outstanding any warrants, options or other rights to acquire any equity securities or other securities of any Company. None of (i) the outstanding equity securities or other securities of any Company, or (ii) the Tergas Option, was issued or executed in violation of any applicable Law, Order, USA Permit or Mexican Permit and does not currently violate any applicable Law, Order, USA Permit or Mexican Permit. No Company owns, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business; nor has any Company made any advances or loans to, any corporation, association, partnership, joint venture or other entity.
SECTION 4.5 Subsidiaries. None of the Companies owns any Equity Interest in another Person.
SECTION 4.6 Financial Statements; Undisclosed Liabilities.
(a) Attached as Schedule 4.6(a) are the un-audited balance sheets of each of the Companies as of December 31, 2006, June 30, 2007 and September 30, 2007 (the “Balance Sheets”) in U.S. Dollars. The Balance Sheets were converted by Seller from Mexican Pesos to U.S. Dollars using the official rate of exchange existing on the date of the balance sheets. Except as described on Schedule 4.6(a), the Balance Sheets present fairly, in all material respects, the financial position of each of the Companies as of the dates indicated, in accordance with United States generally accepted accounting principles, consistently applied, except as otherwise stated in the Balance Sheets and except that the Balance Sheets lack footnotes and other presentation items.
(b) Except for liabilities or obligations specifically identified in Schedule 4.6(b), the Companies have no liabilities or obligations that have accrued or arisen on or prior to the Closing Date of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the date thereof, and (ii) obligations among the Companies. None of the Companies nor Seller has engaged in any transaction that could reasonably be expected to subject any Company nor Seller to any actions, causes of action, or claims to recover under any one or more of Sections 544 through 550 and Section 553 of the United States Bankruptcy Code or corresponding provision of subsequent United States bankruptcy laws or any corresponding provision of state law.

SECTION 4.7 Litigation; Orders. Schedule 4.7 lists all Legal Proceedings pending or, to Seller’s Knowledge, threatened against the Seller or any of the Companies and arising out of or relating to the Business, the Assets, the Mexican Assets, the Tergas Option, the Tergas Shares, the Shares or the Fee Properties. There are no Legal Proceedings pending against Seller or, to Seller’s Knowledge, threatened against Seller or any of the Companies that question the validity of this Agreement or any action taken or to be taken by Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Seller, its Affiliates or the Individual Tergas Owners of the transaction contemplated hereby.
SECTION 4.8 Environmental Matters. Except as set forth in Schedule 4.8 or as could not be reasonably expected to have a Material Change:
(a) the operations and activities of Seller (in respect of the Business and the Assets) and of the Companies (including the Mexican Assets) are in compliance with all applicable Environmental Laws;
(b) none of Seller (in respect of the Business and the Assets) or any of the Companies, the Mexican Assets or the Fee Properties is subject to any existing, pending or, to Seller’s Knowledge, threatened Legal Proceedings under any Environmental Law;
(c) all USA Permits and Mexican Permits, if any, required to be obtained by Seller or the Companies under any Environmental Law in connection with the Business or their respective properties, and the Assets and Mexican Assets have been obtained or filed and are valid and currently in full force and effect, and if filed, the relevant USA Permits or Mexican Permits, which shall be delivered by the Closing Date;
(d) there has been no Release created or caused by Seller or any of the Companies of any Hazardous Material into the environment or, to the Knowledge of Seller, in connection with the Business, the Assets, the Mexican Assets or the Fee Properties;
(e) no Environmental Condition created or caused by Seller or any of the Companies exists at any of the Real Property; and
(f) none of Seller or any of the Companies is subject to liability under applicable Environmental Laws arising in connection with the transportation and off-site disposal or arrangement thereof of any Hazardous Materials by Seller or an Affiliate of Seller from Hazardous Materials that resulted from the Business that are Released or threatened to be Released from any non-Real Property.
SECTION 4.9 Employee and Benefit Matters.
(a) Schedule 4.9(a) sets forth a true, correct and complete list, as of the date set forth therein, of all Business Employees and the name of each Business Employee’s employer. The list described in the preceding sentence shows each such employee’s name, job title, hire date, work location, employer’s name, accrued and unused vacation, accumulated severance entitlement (calculated as of November 6, 2007) and current base salary or base wages. There are no Business Employees principally employed in the United States. No changes in such base salary or base wages for such employees have been made, promised or authorized since June 30, 2007. There are no loans or other obligations payable or owing by Seller or any of the Companies to any such employee, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business, nor are any loans or debts payable or owing by any such individuals to Seller or any of the Companies nor has Seller or any of the Companies guaranteed any of such individual’s respective loans or obligations.

(b) With respect to the Business Employees and except as set forth in Schedule 4.9(b):
(i) no Business Employees are represented by a union or other collective bargaining entity,
(ii) there has not occurred, nor, to Seller’s Knowledge has there been threatened, a labor strike, request for representation, work stoppage or lockout by Business Employees in the past five years,
(iii) Seller has not received written notice of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices and, to the Knowledge of Seller, no such charges are threatened,
(iv) Seller has not received written notice of any claim relating to employment or loss of employment and, to the Knowledge of Seller, no such claims are threatened,
(v) Seller has not received written notice of any investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to Seller’s Knowledge, no such investigation is threatened, and
(vi) no consent of any union, works council or other employee group is required for, and no agreement restricts the execution of this Agreement, the consummation of the transaction contemplated hereby, or the closing or relocation of any facility.
(c) Except as set forth in Schedule 4.9(c), neither Seller nor any of the Companies sponsor, maintain, contribute or have an obligation to contribute to any Benefit Plan. Schedule 4.9(c) sets forth a true, correct and complete list, as of the date hereof, of all Seller Plans. On or before the date hereof, Seller has delivered to TMOC or TLP MEX copies of each of the Seller Plans and, to the extent applicable, the most recent summary plan description relating to such plans.
(d) With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by any Company, Seller or any ERISA Affiliate of a Company or Seller):
(i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied,

(ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied,
(iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred,
(iv) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, and
(v) no condition exists or event or transaction has occurred with respect to any such plan which would reasonably be expected to result in any Buyer Party or any Company incurring any liability, fine or penalty.
SECTION 4.10 Taxes. Except as set forth on Schedule 4.10 or as could not reasonably be expected to have a Material Change:
(a) all Tax Returns that are required to be filed on or before the Closing Date by Seller, or any of the Companies have been duly and timely filed;
(b) all Taxes that are shown to be due on such Tax Returns or otherwise required to be paid have been paid in full; no other Taxes are payable by the Seller or any of the Companies with respect to periods covered by such Tax Returns (whether or not shown on such Tax Returns); and there are no liens on the Assets, the Fee Properties or the assets of any of the Companies with respect to Taxes, other than liens for Taxes not yet due and payable that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established on the financial statements;
(c) None of the Companies is liable for Taxes incurred by any other individual or entity either by contract, as a transferee, pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.
(d) all withholding Tax requirements imposed on the Seller or the Companies have been satisfied in full in all respects, except for amounts that are being contested in good faith and for which appropriate reserves have been established on the financial statements (which contested amounts are disclosed on Schedule 4.10) and all information requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, partner, owner, independent contractor, or other third party for all periods for which the statute of limitations has not expired have been satisfied in full in all respects;
(e) none of the Companies has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency;
(f) there are no pending proposed deficiencies or other written claims for unpaid taxes of the Companies or in respect of the USA Assets or the Fee Properties;

(g) the tangible personal property being transferred to Razorback pursuant to this Agreement constitutes the entire operating assets of a separate branch, division, or identifiable segment of a business as such phrase is used in § 151.304(b)(2) of the Texas Tax Code and § 3.316(d) of Title 34 of the Texas Administrative Code. Therefore, Razorback’s acquisition of such property (excluding motor vehicles) is exempt from Texas sales and use taxes as an occasional sale pursuant to § 151.304 of the Texas Tax Code and §3.316(d) of Title 34 of the Texas Administrative Code;
(h) at all times since October 1, 2004, (i) POM has been classified as a partnership for U.S. federal income tax purposes and as a sociedad de responsabilidad limitada de capital variable for purposes of Mexican Tax Laws and timely elections to be treated as such were made; (ii) Termatsal has been classified as a partnership for U.S. federal income tax purposes and as a sociedad de responsabilidad limitada de capital variable for purposes of Mexican Tax Laws and timely elections to be treated as such were made; and (iii) Tergas has been classified as a corporation for U.S. federal income tax purposes and as a sociedad de responsabilidad limitada de capital variable for purposes of Mexican Tax Laws;
(i) no Company will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period;
(j) none of the Companies is a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement;
(k) except as noted on Schedule 4.10, during the five-year period ending on the date hereof, neither the Seller nor any Company has made or changed any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting (to the extent any such action may materially affect any Company), nor have they, to the extent it may affect or relate to any Company, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability;
(l) no power of attorney with respect to any Taxes has been executed or filed with any Tax Authority by or on behalf of any Company; and
(m) The Seller and each Company has maintained, in all material respects, the books and records required to be maintained pursuant to the Laws of the Governmental Authorities wherein it is required to file Tax Returns and other reports relating to Taxes.
SECTION 4.11 Title to Assets, the Fee Properties, the Tergas Option and the Shares.
(a) The delivery by Seller or POI LLC to TMOC or TLP MEX, as applicable, at the Closing of the Shares or the certificates representing the Shares in accordance with the terms of this Agreement will vest in TMOC or TLP MEX, as applicable, on the Closing Date, good title to the Shares, free and clear of all Liens and other Adverse Claims.

(b) The execution and delivery by Seller to Buyer Parties, as applicable, at the Closing of the General Conveyances in accordance with the terms of this Agreement will vest in Buyer Parties, as applicable, on the Closing Date, good and indefeasible title to (i) the Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) the Tergas Option, free and clear of all Liens and other Adverse Claims.
(c) On the Closing Date, the Companies will own good and indefeasible title to the Mexican Assets, free and clear of all Encumbrances other than Permitted Encumbrances and will have good and indefeasible right to use and benefit from the Mexican Right of Way and the Owned Pipeline so that the Mexican Terminal Site may be operated in the Ordinary Course of Business.
(d) The execution and delivery by Seller to Razorback at the Closing of the Deeds in accordance with the terms of this Agreement will vest in Razorback, on the Closing Date, good and indefeasible title to the Fee Properties free and clear of all Encumbrances other than Permitted Encumbrances and insurable in the amount of $325,000 by the Title Company pursuant to the Standard Stipulations and Conditions of a Texas Owner’s Title Insurance Policy.
SECTION 4.12 Assigned Contracts. Each Assigned Contract to which Seller is a party in connection with the conduct of the Business or by which any of the Assets are bound or encumbered by or subject to, and each Assigned Contract to which the Companies is a party or by which any asset or property of the Companies is bound or encumbered by or subject to, is described on Schedule 4.12. Seller has provided or made available to Buyer Parties true and correct copies of each Assigned Contract identified on Schedule 4.12 and each amendment thereto. Except as described on Schedule 4.12, none of the Companies or Seller is in breach or default in the performance of its duties and obligations under any Assigned Contract that could reasonably be expected to have a Material Change. To Seller’s Knowledge, none of the other parties to any Assigned Contract described on Schedule 4.12 is in breach or default in the performance of its duties and obligations under such Assigned Contract that could reasonably be expected to have a Material Change and none of such Assigned Contracts has been terminated or revoked by any such other party.
SECTION 4.13 Bank Accounts; Powers of Attorney. Schedule 4.13 sets forth a list of all bank accounts maintained by each of the Companies and all powers of attorney (or similar powers) granted by each of the Companies to any Person and in effect.
SECTION 4.14 Sufficiency of Assets. The Assets, the Fee Properties, the Tergas Option and the Shares to be conveyed and transferred to Buyer Parties, as applicable, at the Closing, together with the Mexican Assets held by the Companies, shall constitute all of the tangible and intangible property, rights, benefits, privileges, assets and entitlements that are necessary for Buyer Parties to continue the Business after the Closing on substantially the same basis as the Business has been conducted over the 12 month period preceding the Closing Date; assuming, however, that Buyer Parties provide the necessary managerial, administrative and accounting personnel and systems to oversee and administer the operation of the Business, the Assets, the Fee Properties and the Mexican Assets.
SECTION 4.15 Insurance. Schedule 4.15 lists all current insurance policies that are maintained by the Companies or by Seller for the benefit of the Companies or Seller for the Business, the Assets, the Fee Properties and the Mexican Assets. Except as set forth in Schedule 4.15, all of the policies listed on Schedule 4.15 are in full force and effect, all premiums due thereon have been paid, and Seller and the Companies have complied in all material respects with the provisions of such policies.

SECTION 4.16 Permits and Mexican Permits; Compliance with Applicable Law. Except as set forth in Schedule 4.16:
(a) Seller and the Companies hold all USA Permits and Mexican Permits necessary for the lawful conduct of the Business and operation of the Assets and the Mexican Assets under and pursuant to, and have complied with and are not in default under or in violation of, any applicable Law, including, without limitation, Environmental Laws, regulations of the Texas Railroad Commission, the U.S. Federal Energy Regulatory Commission, the Mexican Secretaría de Energía, the Mexican Comisión Reguladora de Energia, the Mexican Secretaria de Comunicaciones y Transportes, the Mexican Comisión Nacional de Agua, and/or the Municipality of Matamoros, Tamaulipas. The Business and operation of the Assets and the Mexican Assets, and the holding of the Equity Interests in the Companies as currently held and as intended to be held after Closing, are not being and will not be conducted in violation of any applicable Law, Order, USA Permit or Mexican Permit.
(b) Seller and the Companies have not received any notice or other communication from any Governmental Authority asserting (i) any violation of Law arising out of the conduct of the Business, the operation of the Assets or the Mexican Assets, (ii) any violation of or failure to comply with the term or requirement of any USA Permits or Mexican Permits, or (iii) any revocation, withdrawal, suspension, cancellation, termination or modification of any USA Permit or any Mexican Permit, except for violations, failures to comply, revocations, withdrawals, suspensions, cancellations, terminations or modifications which could not reasonably be expected to have a Material Change.
SECTION 4.17 Absence of Certain Changes. Except as set forth on Schedule 4.17, since June 30, 2007, there has not been any:
(a) damage to or destruction or loss of any material asset or property of the Seller or the Companies, including, without limitation, the Assets, the Fee Properties and the Mexican Assets;
(b) sale, lease or disposition of any material asset or property of the Seller or the Companies, including, without limitation, the Assets, the Fee Properties and the Mexican Assets;
(c) cancellation or waiver of any claims or rights with respect to the Business, the Assets, the Fee Properties or the Mexican Assets in excess of $30,000;
(d) material change in the accounting methods used by Seller or any of the Companies, except as required by Law, Order or generally accepted accounting practices in the United States;

(e) single capital expenditure by Seller or the Companies in excess of $30,000 for additions to property or equipment, including, without limitation, the Assets, the Fee Properties and the Mexican Assets, or aggregate capital expenditures in excess of $60,000;
(f) termination or cancellation of a Contract that, prior to such termination or cancellation, involved the payment to or receipt by Seller or any of the Companies of amounts in excess of $150,000;
(g) other event or occurrence (whether or not covered by insurance) that has resulted in a change that has a Material Change or could reasonably be expected to result in a change that has a Material Change; or
(h) legal commitment by Seller or any of the Companies to any of the foregoing.
SECTION 4.18 Fees. Except as set forth in Schedule 4.18, which fees shall be paid by and be the sole obligation of Seller, none of Seller, any of its Affiliates, any of the Companies or the Individual Tergas Owners have paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transaction contemplated hereby.
SECTION 4.19 Ownership Of Mexican Assets and Fee Properties.
(a) Except as set forth in Schedule 4.19(a), all of the Mexican Assets are owned by the Companies free and clear of all Liens and other Adverse Claims.
(b) Except as set forth in Schedule 4.19(b), the Fee Properties are owned by Seller free and clear of all Liens and other Adverse Claims.
SECTION 4.20 Disclaimer. Except to the extent expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever (whether express, implied, by statute, common law or otherwise) and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer Parties. Without limiting the generality of the foregoing, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR MEXICAN ASSETS.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BUYER PARTIES
Buyer Parties represent and warrant to Seller as of the date hereof and as of the Closing Date as follows:
SECTION 5.1 Organization; Power and Authority. Each Buyer Party is a limited liability company or corporation, as applicable, duly formed or incorporated, as applicable, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer Party has all requisite corporate power and authority to own and operate its assets and properties and conduct its business and operations as presently being conducted.

SECTION 5.2 Authorizations; Execution and Validity. As of the date of execution of this Agreement, the execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its obligations under this Agreement and the consummation by each Buyer Party of the transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of each Buyer Party.
This Agreement upon being executed and delivered by Buyer Parties, constitutes a valid and binding obligation of Buyer Parties and is enforceable against Buyer Parties in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or general principles of equity.
SECTION 5.3 No Conflicts; Consents. Except as set forth in Schedule 5.3, none of the execution and delivery by Buyer Parties of this Agreement, the performance by each Buyer Party of its obligations under this Agreement or the consummation by Buyer Parties of the transaction contemplated hereby will:
(a) violate any Law or Order, except as would not materially adversely affect the ability of any Buyer Party to perform its obligations under and consummate the transaction contemplated by this Agreement,
(b) violate the certificate of incorporation or formation, as applicable, bylaws or limited liability company agreement, as applicable, or other governance instruments of any Buyer Party,
(c) require any consent from or filing with any Governmental Authority, or any consent from any other Person, except as would not materially adversely affect the ability of any Buyer Party to perform its obligations under and consummate the transaction contemplated by this Agreement, or
(d) violate or breach any material contract of any Buyer Party, except as would not material adversely affect the ability of any Buyer Party to perform its obligations under and consummate the transaction contemplated by this Agreement.
SECTION 5.4 Litigation. There are no Legal Proceedings pending or, to Buyer Parties’ knowledge, threatened against any Buyer Party that question the validity of this Agreement or any action taken or to be taken by any Buyer Party in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Buyer Parties of the transaction contemplated hereby.
SECTION 5.5 Investment Intent; Sophisticated Buyer. Each Buyer Party:
(a) is an informed sophisticated Person with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of its purchase of the Assets, the Tergas Option and the Shares, as applicable,

(b) acknowledges that the purchase of the Assets , the Tergas Option and the Shares, as applicable, is consistent with its general investment objectives,
(c) understands that the purchase of the Assets , the Tergas Option and the Shares, as applicable, involves a high degree of risk,
(d) is financially able to bear the risks of purchasing the Assets , the Tergas Option and the Shares, as applicable,
(e) has had an opportunity to discuss the business, management and financial affairs of the Companies, the Business and the Assets, as applicable, with Seller and, in entering into this Agreement, is relying upon the representations, warranties and other terms and provisions of this Agreement and on its informed conclusions of its own investigations of the Companies, Business and the Assets, as applicable,
(f) is acquiring the Tergas Option and the Shares, as applicable, for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof,
(g) understands that the neither the Tergas Option nor the Shares, as applicable, have been registered under the Securities Act or the applicable securities or blue sky Laws of any state and, accordingly, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration,
(h) is an “accredited investor” as defined in Rule 501(a) under the Securities Act,
(i) understands that the exemptions from registration under the Securities Act relied upon by Seller are based in part on the fact that each Buyer Party is an “accredited investor” as defined in Rule 501(a) under the Securities Act, and
(j) has no present need for liquidity in connection with its purchase of the Tergas Option or the Shares, as applicable.
SECTION 5.6 Financial Ability. Buyer Parties have, and will have as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transaction contemplated by this Agreement.
SECTION 5.7 Fees. Buyer Parties have not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transaction contemplated hereby.
SECTION 5.8 Disclaimer. Except to the extent expressly set forth in this Agreement, Buyer Parties make no representations or warranties whatsoever (whether express, implied, by statute, common law, or otherwise) and disclaim all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Seller.

ARTICLE VI
COVENANTS
SECTION 6.1 Covenants of Seller. Seller covenants and agrees that:
(a) Conduct of Business. Until the Closing Date, Seller and the Companies shall (unless Buyer Parties shall otherwise consent in writing or as necessary for Seller to carry out its obligations under the Assigned Contracts set forth on Schedule 4.12, required by Law or Order, or as otherwise specifically contemplated by this Agreement):
(i) use their commercially reasonable efforts to operate the Assets, Fee Properties, Mexican Assets and Business in the usual, regular and ordinary manner consistent with past practice, and use their commercially reasonable efforts to preserve their present business operations, organization and goodwill, including, without limitation, those involving the Business;
(ii) maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply in all material respects with all contractual and other obligations, including, without limitation, those involving the Contracts;
(iii) comply in all material respects with all applicable Laws to which they are subject;
(iv) not permit the Companies to acquire (by merger, consolidation or purchase of Equity Interests or assets) any Person;
(v) not create, incur or assume any debt for borrowed money that is secured by a Lien on any of the Assets, Fee Properties, Mexican Assets, the Tergas Option, the Tergas Shares or the Shares;
(vi) not (a) make or change any election with respect to Taxes, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Tax Authority or otherwise or (b) make any change in accounting methods, principles or practices, except as may be required by a change in Law;
(vii) not amend or modify the organizational documents of the Companies;
(viii) not permit any of the Companies to incur any obligations to issue any Equity Interests, and not permit Seller to issue, sell or dispose of any of the Assets, the Fee Properties, the Tergas Option, the Tergas Shares or the Shares;
(ix) not amend any of the Contracts referenced on Schedule 4.12 or enter into any material Contract relating to the Business;

(x) not release or waive any material rights or benefits relating to the Business, the Assets, the Fee Properties, the Mexican Assets or the Companies; or
(xi) not agree to take any action or actions prohibited by any of the foregoing clauses (i) through (x).
(b) Required Approvals. Concurrent with the execution of this Agreement, Seller will, and will cause its Affiliates, the Companies and the Individual Tergas Owners to, make all filings with Governmental Authorities required to be made by them in order to consummate the transaction contemplated by this Agreement. Between the date of this Agreement and the Closing, Seller will, and will cause the Companies to, cooperate with Buyer Parties with respect to all filings (if any) that Buyer Parties are required to make with Governmental Authorities in connection with the transaction contemplated under this Agreement.
(c) Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, Seller will use its commercially reasonable efforts to cause the conditions set forth in Article VIII to be satisfied.
(d) Deposit. In the event of termination of this Agreement pursuant to its terms, Seller agrees to perform its obligations pursuant to Section 3.1(e).
(e) No Solicitation.
(i) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, none of the Seller, its Affiliates or the Individual Tergas Owners shall, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent:
(A) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for (w) a transaction pursuant to which any Person or entity (or group of Persons or entities) (a “Third Party”) other than the Buyer Parties or any Affiliates and assignees thereof, may acquire the Assets, the Mexican Assets, the Tergas Option, the Tergas Shares or the Shares, (x) a transaction pursuant to which a Third Party may acquire more than 50% of the outstanding Equity Interests of the Seller pursuant to a tender offer or exchange offer or otherwise, (y) a merger or other business combination involving the Seller pursuant to which any Third Party may acquire more than 50% of the outstanding Equity Interests of the Seller or of the entity surviving such merger or business combination, or (z) any other transaction (i) pursuant to which any Third Party may acquire control of assets of the Seller having a fair market value equal to more than 50% of the fair market value of all the assets of the Seller immediately prior to such transaction, other than the transaction contemplated by this Agreement or (ii) that could materially affect the ability of Seller to consummate the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal”),
(B) engage in negotiations or discussions concerning, or provide any non-public information to any Third Party relating to, any Acquisition Proposal,

(C) agree to or recommend any Acquisition Proposal; or
(D) furnish information to, or enter into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide written Acquisition Proposal (an “Unsolicited Acquisition Proposal”) by such Third Party or recommending an Unsolicited Acquisition Proposal to the holders of the Equity Interests of the Seller.
(ii) The Seller will immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the execution of this Agreement of the nature described in Section 6.1(e)(i) and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.
(iii) Promptly after receipt by the Seller of any Unsolicited Acquisition Proposal or any request for nonpublic information in connection with an Unsolicited Acquisition Proposal or for access to the properties, books or records of the Seller by any Third Party that informs the Seller that it is considering making, or has made, an Unsolicited Acquisition Proposal, Seller shall promptly inform Buyer Parties of such proposal and furnish to Buyer Parties a copy of any such inquiry or proposal or if not in writing, a written description thereof, including the name of such Third Party and the proposed purchase price and the material terms of such proposal.
SECTION 6.2 Covenants of Buyer Parties. Each Buyer Party covenants and agrees that:
(a) Return of Information. In the event of termination of this Agreement, Buyer Parties will return or cause to be returned to Seller all documents and other materials obtained from, or on behalf of, Seller in connection with the transaction contemplated hereby and will keep confidential any such information in accordance with the terms of the Buyer Parties Confidentiality Agreement.
(b) Seller’s Access to Documents; Preservation of Books and Records. If the Closing occurs:
(i) For a period of five years from the Closing Date, (A) TMOC and TLP MEX, as applicable, shall cause the Companies not to dispose of or destroy any of the Books and Records of the Companies transferred to TMOC and TLP MEX, as applicable, pursuant to this Agreement without first offering to turn over possession thereof to Seller by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction, and (B) TMOC and TLP MEX, as applicable, shall cause the Companies to allow Seller and its agents access to all Books and Records (provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Companies’ businesses).
(ii) At least 90 days prior to the completion of the aforesaid period, Seller may advise Buyer Parties in writing whether Seller desires to obtain possession of any of the documents which were delivered to Buyer Parties at Closing. To the extent that Buyer Parties, as applicable, have decided to dispose of or destroy such documents and not continue to retain such documents pursuant to the provisions of Section 6.2(b)(i), Seller shall be entitled to receive possession of such documents upon its request as provided for in this subparagraph.

(iii) The five year period referred to in Section 6.2(b)(i) shall be extended in the event that Seller advises Buyer Parties in writing that any Legal Proceeding or investigation is pending or threatened at the termination of such five year period and such extension shall continue until any such Legal Proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened.
(c) Required Approvals. No later than five Business Days prior to the Closing Date, Buyer Parties, as applicable, will make all filings with Governmental Authorities required to be made by it in order to consummate the transaction contemplated by this Agreement (including, if applicable, the pre-merger approval of Mexico’s Federal Competition Commission (Comisión Federal de Competencia), for which purpose it shall have the full cooperation and assistance of Seller. Between the date of this Agreement and the Closing, Buyer Parties, as applicable, will cooperate with Seller with respect to all filings that Seller is required to make with Governmental Authorities in connection with the transaction contemplated under this Agreement.
(d) Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, each Buyer Party will use its commercially reasonable efforts to cause the conditions set forth in Article IX to be satisfied.
(e) Royalty Fees. For a period of three years after the Closing Date, Razorback shall pay to Seller a monthly royalty fee (the “Royalty Fee”) in accordance with the terms and provisions of Schedule 6.2(e).
(f) Reimbursement of Excess Diligence Deductions. The Buyer Parties shall use commercially reasonable efforts to obtain competitive bids to conduct repair work for which Diligence Deductions have been deducted from the Purchase Price and shall, promptly upon completion of such work, reimburse Seller any amount withheld as a Diligence Deduction in excess of the actual cost of the repairs.
SECTION 6.3 Other Covenants.
(a) Tax Proration. Real Property Taxes with respect to the Assets and the Fee Properties for the calendar year in which the Closing occurs shall be prorated between Seller and Buyer Parties, as applicable, as of the Closing Date and Seller’s portion of the prorated Taxes shall be deducted from the Purchase Price otherwise payable by Buyer Parties at Closing.
(b) Title Curative Work.
(i) “Title Curative Work” means:
(A) obtaining the consent of the grantor, or successor in interest of the grantor, of a USA Easement or a Mexican Asset if such consent is required by Law or by the agreement creating the USA Easement or Mexican Asset or otherwise involving the Real Property on which any USA Easement or Mexican Asset is located;

(B) obtaining a needed or amended agreement for a USA Easement or Mexican Asset if a needed or amended agreement is required to remedy a spatial gap in the USA Easement or Mexican Right of Way upon which the Owned Pipelines are located, to secure approval for any part of the Owned Pipelines located outside of a USA Easement or any other applicable Real Property boundary to remain outside such boundary or to otherwise remedy a lack of compliance of any Law or with the terms and conditions of the agreement creating a USA Easement or Mexican Asset or otherwise involving Real Property on which any USA Easement or Mexican Asset is located;
(C) obtaining from the owners or successors in interest of the owners of any real property through which the Owned Pipeline crosses, the granting of the corresponding easements, rights of way, leasehold or other type of rights so that the all the Owned Pipelines may remain located where they are currently located, and may be used as currently used for the operation of the Business, all of the foregoing in accordance with applicable Law;
(D) obtaining from the corresponding Governmental Authorities any permit, license, concession or authorization that may still be required so that the all the Owned Pipelines may remain located where they are currently located, and may be used as currently used for the operation of the Business, all of the foregoing in accordance with applicable Law; or
(E) any other corrective curative work necessary for Buyer Parties, as applicable, to receive good and indefeasible title to the Fee Properties, USA Easements, Mexican Assets, Mexican Right of Way, and fee owned or leased real property interests or obtain the right to use any part of the Owned Pipelines for which Seller or a Company has no easement, right-of-way or fee owned or leased real property interest necessary to conduct the Business.
(ii) Such corrective curative work also includes obtaining valid rights of physical and legal ingress and egress to and from the Fee Properties, USA Easements, Mexican Right of Way, any Real Property on which a Mexican Asset is located, or other fee owned or leased real property interests and from and to public systems or utility services, obtaining all approvals of Governmental Authorities (including certificates of use and occupancy, licenses, USA Permits, and Mexican Permits) required in connection with the ownership, use and occupation of such Fee Properties, USA Easements, Owned Pipelines, Mexican Right of Way, Real Property, or other fee owned or leased real property interests (to the extent such USA Permits, Mexican Permits, certificates and licenses are required to be in place for Buyer Parties’, as applicable, ownership of the Assets and conduct of the Business and the Companies ownership and operation of the Mexican Assets), and all approvals, consents, filings and notices required to be made or given to effectively transfer Seller’s, any Affiliate’s or any Company’s rights to such Fee Properties, USA Easements, Mexican Right of Way, Real Property, or other fee owned or leased real property interests, USA Permits, Mexican Permits and licenses, in each case whether or not such condition, defect or requirement was disclosed to or known to any Buyer Party under any Schedule or otherwise.

(iii) Buyer Parties shall have the right to conduct title due diligence with respect to the Real Property. If any Title Curative Work is determined by any Buyer Party to be required prior to the Closing and the reasonably estimated cost of such Title Curative Work exceeds $50,000, then Buyer Parties may:
(A) allow Seller additional time prior to Closing in which to undertake actions sufficient, in the reasonable judgment of the Buyer Parties, to perform any such Title Curative Work;
(B) commence to negotiate with Seller a reduction in the Purchase Price so as to compensate Buyer Parties for costs and damages which may be associated with any such Title Curative Work; or
(C) negotiate with Seller any other agreement with respect to any such Title Curative Work, including, without limitation, the retention by Seller of such Assets or Mexican Assets as a Retained Asset until such time as the Title Curative Work is completed and, if the attorneys fees are to be paid by Buyer Parties, the Purchase Price shall be reduced by the estimated amount of such Title Curative Work in accordance with Section 3.1. Buyer Parties’ obligations to close the transaction contemplated by this Agreement shall be conditioned upon such Title Curative Work being fully cured by the Closing or, if applicable, prior to the additional time referenced in clause (A) above or Buyer Parties and Seller having reached an agreement that permits the Closing to occur without such full cure having been completed by the Closing.
(iv) If Seller is unable or unwilling to perform any such Title Curative Work then Buyer Parties may terminate this Agreement without any further obligation or liability of any Party hereto except the obligations set out in Section 3.1(e).
(v) If Seller and Buyer Parties are unable to reach an agreement as contemplated under subsections (B) or (C) above, then either Buyer Parties or Seller may terminate this Agreement without any further obligation or liability of any Party hereto except the obligations set out in Section 3.1(e).
(vi) If notwithstanding (i) thru (v) above and Closing occurs, then from and after the Closing Date:
(A) With respect to Title Curative Work for the Designated Mexican Parcels, the Buyer Parties or the Companies shall have the right, upon prior written notice to, and reasonable opportunity for advance consultation with and participation of, Seller, to initiate such Title Curative Work, and Seller shall indemnify and hold each Buyer Party and each Buyer Party’s Affiliates (including the Companies) and their respective officers, directors, partners, members, employees and agents thereof harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from Title Curative Work for the Designated Mexican Parcels pursuant to the provisions of Section 11.1 of this Agreement; and

(B) Except as provided in Section 6.3(b)(vi)(A) above, the Buyer Parties or the Companies shall have no right or remedy after the Closing to seek reimbursement of, or claim any damages, losses, fees or expenses from, Seller for any other Title Curative Work that any Buyer Party voluntarily commences or causes to be commenced, but Seller shall indemnify and hold each Buyer Party and each Buyer Party’s Affiliates (including the Companies) and their respective officers, directors, partners, members, employees and agents thereof harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from any third party claim or assertion that Title Curative Work is required, or any Title Curative Work arising out of or resulting from such third party claim or assertion, pursuant to the provisions of Section 11.1 of this Agreement.
(C) For purposes of Section 6.3(b)(vi), Title Curative Work shall not include any work or procedures associated with the purpose to convert the ejido regime of the Mexican Designated Parcels to the civil property regime or to purchase the Mexican Designated Parcels unless such work is the most economical Title Curative Work available in respect of the Mexican Designated Parcels.
(c) Assignments Requiring Consents. To the extent that, as necessary to complete the transaction contemplated by this Agreement, any Contract, USA Permit, Mexican Permit, USA Easement, Mexican Right of Way or Lease is not assignable by the terms thereof or consent to the assignment or transfer thereof cannot be obtained by Seller prior to Closing, then if Buyer Parties elect to proceed with the Closing without obtaining such consent, such Contract, USA Permit, Mexican Permit, USA Easement, Mexican Right of Way or Lease shall be held by Seller in trust for Buyer Parties and shall be performed by Buyer Parties in the name of the Seller and all benefits and obligations derived thereunder shall be for the account of Buyer Parties; and at no cost to Buyer Parties; provided, where entitlement of Buyer Parties to such Contract, USA Permit, Mexican Permit, USA Easement, Mexican Right of Way or Lease is not recognized by any third Person, Seller shall, at the request of Buyer Parties and at Seller’s expense, enforce, in a reasonable manner and under the direction and control of Buyer Parties , any and all rights of Seller, or otherwise available under the same, against such third Person.
(d) Removal of Seller’s Name. Within 180 days after the Closing Date, Buyer Parties shall remove or cause to be removed the name Rio Vista or any variations and derivations thereof or logos relating thereto from the Assets (including all pipeline markers) and Buyer Parties shall not thereafter make any use whatsoever of such names or logos. Notwithstanding anything herein to the contrary, Seller’s exclusive remedy for Buyer Parties’ failure to comply with the provisions of this Section 6.3(e) shall be for Buyer Parties to pay to Seller $500 for each day after the expiration of such 180-day period that it fails to comply.
(e) Environmental Inspection.
(i) Until five Business Days prior to the Closing Date, Buyer Parties shall have the right to investigate, inspect, audit, study and test the Real Property, including the soil, groundwater and all other physical features, for the existence of Environmental Conditions and violations of Environmental Laws (the “Environmental Audit”). The scope, sequence and timing of the Environmental Audit shall be at the sole discretion of Buyer Parties. The cost and expense of the Environmental Audit shall be born by Buyer Parties.

(ii) Buyer Parties may confer with Governmental Authorities and review and copy all records of Governmental Authorities with respect to the Real Property in connection with the Environmental Audit.
(iii) If the Environmental Audit reveals, or at any time prior to Closing Buyer Parties otherwise become aware of, the existence of any Environmental Condition or violation of Environmental Law which the applicable Buyer Party, in its sole discretion, is unwilling to accept, Buyer Parties shall have the right and option to:
(A) allow Seller additional time prior to Closing (as determined by Buyer Parties) in which to undertake actions sufficient, in the reasonable judgment of Buyer Parties, to remedy any such Environmental Condition or violation of Environmental Law, in which case the Closing shall be postponed by such additional time period;
(B) attempt to negotiate with Seller a reduction in the Purchase Price so as to compensate Buyer Parties for costs and damages which may be associated with any such Environmental Condition or violation of Environmental Law; or
(C) attempt to negotiate with Seller any other agreement with respect to any such Environmental Condition or violation of Environmental Law.
Buyer Parties’ obligation to close the transaction contemplated by this Agreement shall be conditioned upon such Environmental Condition(s) and violation(s) of Environmental Law being fully remedied by the Closing or Buyer Parties and Seller having reached an agreement that permits the Closing to occur without such full remedy having been completed by the Closing.
(iv) If Seller is unable or unwilling to remedy any such Environmental Condition or violation of Environmental Law or if Seller and Buyer Parties are unable to reach an agreement as contemplated under subsections (B) or (C) above, then either Buyer Parties or Seller may terminate this Agreement without any further obligation or liability of any Party hereto except the obligations set out in Section 3.1(e).
(f) Employee and Benefit Matters.
(i) Concurrent with the Closing, Seller shall terminate at its cost all employees of the Companies not employed at the Matamoros Terminal, and shall obtain their acknowledgement of the termination of their labor relationship with the Companies and make arrangements for the payment all severance costs associated with such terminations (“Employee Costs”). Promptly following the Closing, Seller shall utilize commercially reasonable efforts to obtain a full release of labor obligations as broad as possible under applicable Laws, ratified by the Federal Conciliation and Arbitration Board of Mexico or any other applicable local labor board.
(ii) Any and all liabilities for severance payments and other amounts owed with respect to any employees (including all obligations under applicable Seller Plans) whose employment with Seller, the Companies and their Affiliates is terminated on or before the Closing for any reason whatsoever shall remain the responsibility of Seller.

Nothing in this Agreement shall require or be construed or interpreted as requiring any Buyer Party or its Affiliates to continue the employment of any of their employees following the Closing Date, or to prevent any Buyer Party or its Affiliates from changing the terms and conditions of employment (including compensation and benefits) of any of their employees following the Closing Date. Without limiting the generality of Section 12.4, this Section 6.3(g) is not intended to confer upon any Business Employee or any other employee of the Seller, the Companies or its Affiliates any rights or remedies hereunder.
(g) Schedules. If, on the date on which this Agreement is executed by all Parties hereto, any Schedule to this Agreement has not been completed, then such Schedule shall be completed as promptly as commercially practical and such completed schedule shall be treated as if it had been delivered on the date of this Agreement. No representation or warranty contained in this Agreement shall be deemed breached as of the date of the making of such representation or warranty by reason of the fact that the relevant schedule was incomplete as of such date provided that a complete schedule that renders true such representation or warranty is delivered pursuant to this Section 6.3(h) at least five Business Days before the Closing.
ARTICLE VII
TAX MATTERS
SECTION 7.1 Preparation and Filing of Tax Returns.
(a) Seller shall prepare or cause to be prepared all Tax Returns of the Companies for all periods ending on or prior to the Closing Date that are due after the Closing Date; provided, however, that if Seller fails to prepare any Tax Returns for Taxes for which Buyer Parties are indemnified under this Article VII within thirty (30) days following notice from any Buyer Party that such Tax Return should be prepared, the Buyer Party shall be entitled to prepare (or cause to be prepared) the Tax Returns with respect to such Taxes. Any Tax Returns described in the preceding sentence shall be prepared on a basis consistent with the past practices of the Companies except as otherwise required by Law. The preparing party shall deliver a copy of each such Tax Return to Buyer Parties and Seller at least 30 days prior to the due date (including extensions) for filing such Tax Return, and no such Tax Returns shall be filed without Buyer Parties’ prior written consent (not to be unreasonably withheld). Buyer Parties shall cause the Companies to timely file such Tax Returns and Seller shall pay or reimburse Buyer Parties for all Taxes due with respect to such Tax Returns, such payment or reimbursement to occur at least 5 days prior to the filing of such Tax Returns.
(b) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period Tax Return”) that is required to be filed after the Closing Date with respect to the Companies, Buyer Parties shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior years, except as otherwise required by Law, shall cause to be included in such Tax Return all items of income, gain, loss, deduction or credit (“Tax Items”) required to be included therein, and at least 30 days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to Seller. Buyer Parties shall permit Seller to review and comment on such Tax Return. Buyer Parties shall cause the Companies or the relevant Company to timely file such Tax Return with the appropriate Taxing Authority, and shall be responsible for the payment of all Taxes due with respect to the Post-Closing Tax Period covered by such Tax Return and Seller shall pay or reimburse Buyer Parties for all Taxes due with respect to the Pre-Closing Tax Period covered by such Tax Return, such payment or reimbursement to occur at least 5 days prior to the filing of such Tax Returns.

(c) In the case of any Straddle Period: (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company for the Pre Closing Tax Period shall equal the Property Taxes owed by each entity for such Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes of the Company, other than Property Taxes, for the Pre-Closing Tax Period shall be computed as if the entire Straddle Period ended as of the close of business on the Closing Date.
(d) If, after the Closing Date, any Buyer Party or any of the Companies receives a refund or utilizes a credit of any Tax attributable to a Pre-Closing Tax Period, such Buyer Party shall pay to Seller within ten Business Days after such receipt an amount equal to such refund received or credit utilized (or so much of such refund or credit as relates to the portion of the taxable period ending on or before Closing Date), together with any interest received or credited thereon; provided, however, that the Seller shall be required to indemnify the Buyer Parties and the Companies for any Taxes subsequently determined to be owing with respect to any such refund or credit. Notwithstanding the foregoing, any such refund or credit shall be for the account of the applicable Buyer Party to the extent that such refund or credit is attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period (or the portion of a Straddle Period that begins on the date after the Closing Date) of items of loss, deductions or other Tax items of any Company (or any of its Affiliates, including Buyer Parties). Any refund or credit of Taxes of any Company for any Post Closing Tax Period shall be for the account of the applicable Buyer Party. Any refund or credit of Taxes of any Company for any Straddle Period shall be equitably apportioned between the Seller on the one hand, and the applicable Buyer Party on the other hand (as determined in accordance with Section 7.1(d)). Each party shall, or shall cause its Affiliates to, forward to any other party entitled under this Section 7.1(e) to any refund or credit of Taxes any such refund within ten (10) days after such refund is received or reimburse such other party for any such credit within ten (10) days after the credit is allowed or applied against another Tax liability; provided, however, that any such amounts shall be net of any Tax cost or benefit to the payor party attributable to the receipt of such refund and/or the payment of such amounts to the payee party. The parties shall treat any payments under this section as an adjustment to the Purchase Price, unless, and then only to the extent, otherwise required by a Final Determination.
SECTION 7.2 Access to Information.
(a) After the Closing Date, Seller shall grant to Buyer Parties (or applicable designees) access at all reasonable times to all of the Books and Records relating to the Companies within the possession of Seller (including work papers and correspondence with taxing authorities), and shall afford Buyer Parties (or applicable designees) the right (at Buyer Parties’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer Parties (or applicable designees) to prepare Tax Returns, to conduct negotiations with Taxing Authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b) After the Closing, Buyer Parties shall grant or cause the Companies to grant to Seller (or its designees) access at all reasonable times to all of the Books and Records relating to the Companies within the possession of Buyer Parties or the Companies (including work papers and correspondence with Taxing Authorities), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax Authorities, and to implement the provisions of, or to investigate or defend any claims between Buyer Parties and Seller arising under, this Agreement.
(c) Each Buyer Party and Seller will preserve and retain all Books and Records, as applicable, relating to any Tax Returns of or with respect to the Companies or to any claims, audits or other proceedings affecting the Companies until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.
SECTION 7.3 Seller’s Tax Indemnification.
(a) From and after the Closing, Seller shall be liable for, and shall indemnify each Buyer Party and its officers, directors, partners, shareholders, members, employees, agents and representatives against and hold them harmless from (i) all liability for Taxes of the Companies with respect to any Pre-Closing Tax Period, (ii) for the portion of any Straddle Period ending at the close of business on the Closing Date (as determined in accordance with Section 7.1(d)); (iii) Taxes imposed on any Company as a result of being a member of a consolidated, combined, unitary or similar group prior to the Closing Date, by reason of the liability of any of the Companies pursuant to U.S. Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iv) all liability for Taxes of the Companies arising (directly or indirectly) as a result of the transactions contemplated pursuant to this Agreement, (v) any breach of any representation or warranty contained in Section 4.10 hereof or covenant contained in Section 6.1(a)(vi) hereof or this Article VII, (vi) any Liability for Taxes attributable to or imposed upon Seller or its Affiliates, or attributable to or imposed upon the Assets for the Pre-Closing Tax Period, including any transfer Taxes described in Section 7.8, and (vii) all liability for reasonable legal fees and expenses attributable to any item in the foregoing clauses.
(b) The Seller’s indemnity obligation under this Section 7.3 in respect of Taxes for a Straddle Period shall initially be satisfied by a payment to Buyer Parties, or at Buyer Parties’ direction, to any Company of the excess of (i) such Taxes for the Pre Closing Tax Period, over (ii) the amount of such Taxes paid by the Seller or any of its Affiliates (other than the Companies) at any time, plus the amount of such Taxes paid by the Companies on or prior to the Closing Date. Such excess initially shall be paid no later than ten (10) days prior to the date on which the Tax Return with respect to the final liability for such Taxes is required to be filed. If the amount of such Taxes paid by the Seller or any of its Affiliates (other than the Companies)

at any time, plus the amount of such Taxes paid by the Companies on or prior to the Closing Date, exceeds the amount payable pursuant to the preceding sentence, the Companies shall pay to the Seller the amount of such excess (A) in the case of Property Taxes, at the Closing pursuant to a deduction from the Purchase Price, and (B) in all other cases, within ten (10) days after the Tax Return with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant to this Section 7.3(b) with respect to a Straddle Period shall be appropriately adjusted to reflect any Final Determination with respect to Straddle Period Taxes. Payments due under this Article VII are not subject to the provisions of Section 11.4(a).
(c) Any indemnity payment to be made under this Section 7.3, other than an indemnity payment described in the immediately preceding Section 7.3(c), shall be paid within ten (10) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Tax Authority (including as estimated Tax payments). Buyer Parties’ and the Seller’s indemnity obligations under Articles XI and VII of this Agreement shall be (i) increased to reflect any Tax cost incurred by the indemnified party or any of its Affiliates as a result of the receipt or accrual of the indemnity payment and (ii) reduced to reflect any Tax Benefit realized, in the year in which the indemnity payment is required to be made or in any prior year, by the indemnified party or any of its Affiliates.
SECTION 7.4 Tax Indemnification Procedures.
(a) If a claim (“Tax Indemnified Claim”) shall be made by any Taxing Authority that, if successful, would result in the indemnification of a Party under this Agreement (referred to herein as the “Tax Indemnified Party”), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the “Tax Indemnifying Party”) in writing of such fact. Failure to give notice of a Tax Claim to the Tax Indemnifying Party within a sufficient period of time and in reasonably sufficient detail to allow the Tax Indemnifying Party to effectively contest such Tax Claim shall affect the liability of the Tax Indemnifying Party to any Tax Indemnified Party only to the extent that the Tax Indemnifying Party’s position is actually and materially prejudiced as a result thereof.
(b) Seller shall control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Companies for a Pre-Closing Tax Period, and may make all decisions in connection with such Tax Claim; provided, however, that (A) each Buyer Party and counsel of its own choosing shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, and (B) Seller shall not settle any such Tax Claim without the prior written consent of Buyer Parties (not to be unreasonably withheld). The Seller and Buyer Parties shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Companies for a Straddle Period, and neither party shall settle any such Tax Claim without the prior written consent of the other party (not to be unreasonably withheld); provided, however, that each Buyer Party and its Affiliates shall have sole control of any such Tax Claim arising with respect to any Tax Return filed by any Buyer Party or an Affiliate on an affiliated, consolidated, combined or unitary group basis. Buyer Parties shall control all proceedings with respect to all other Tax Claims.

(c) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to this Section 7.4, the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by a Final Determination, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable Taxing Authority and any recovery of legal fees from such Taxing Authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax in the year of recovery without regard to any other Tax Items).
SECTION 7.5 Tax Characterization.
(a) The purchase of the Shares by TMOC and TLP MEX shall be reported by the Parties for United States federal income tax purposes and related state income tax purposes in accordance with Rev. Rul. 99-6 as (i) a sale of the Shares by Rio and POI LLC and (ii) a purchase of the assets of POM and Termatsal by TMOC.
(b) The purchase of the Tergas Option by TMOC shall be reported by the Parties for United States federal income tax purposes and related state income tax purposes as a “qualified stock purchase” under Section 338(d)(3) of the Code and TMOC will make an election under Section 338(g) with respect to the purchase.
SECTION 7.6 Tax Sharing Agreements. The Seller shall cause any and all Tax sharing agreements between (i) the Seller or any of its Affiliates (other than the Companies) on the one hand, and (ii) any of the Companies on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreements.
SECTION 7.7 Exclusive Remedy and Survival. For the avoidance of doubt, it is understood that this Article VII shall exclusively govern any claim for indemnification with respect to Taxes. All rights and responsibilities relating to the indemnification of Taxes shall survive for sixty (60) days beyond the expiration of the applicable statute of limitations. Any indemnity payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless, and then only to the extent, otherwise required by a Final Determination.
SECTION 7.8 Transfer Taxes. Seller will bear the cost of any documentary, stamp, sales, value added, transfer, excise, other Taxes or governmental charges imposed by any Tax Authority, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs (if any) payable in respect of this Agreement or the transactions contemplated hereby.

SECTION 7.9 Allocation.
(a) Seller and Buyer Parties are each separately responsible for preparing Form 8594 (the “Form”) Asset Acquisition Statement, under Section 1060 of the Code (and as required by Mexican Tax Laws, in connection with the Shares) and the regulations promulgated thereunder, or any successor form. Buyer Parties and Seller agree to allocate the amount of the Purchase Price for the Assets, the Fee Properties, the Shares and the Tergas Option, as applicable, on the Form in a manner consistent with Exhibit E and to refrain from taking any action or position inconsistent therewith. Buyer Parties and Seller hereby agree that they will report the federal, state, foreign and other Tax consequences of the transaction contemplated by this Agreement in a manner consistent with Exhibit E and to refrain from taking any action or position inconsistent therewith.
(b) Concurrently with the Closing, an amount equal to 25% of the Purchase Price set forth in the Mexican Share Transfer Agreements (the “Transfer Tax Payment”) shall be funded from the Purchase Price to the Companies for payment to the Mexican Tax authorities of the tax payment as provided in Article 190 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta). Seller and the Companies shall cooperate in making all relevant filings and payments with respect to the Transfer Tax Payment within the period in which such tax payment may be required under the applicable Law.
(c) If the Seller elects to pay the tax by applying the 28% on the net taxable gain realized, in addition to the above, it shall furnish (i) a copy its residence certificate evidencing the tax residency of the Seller, (ii) a copy of the notice duly filed before the tax authorities attesting the appointment of the legal representative, (iii) a copy of the registered certified public accountant’s opinion, all of the above duly filed before the Mexican tax authorities. Such documents should have to be presented within the five calendar (5) days following the last day in which the certified public accountant’s opinion may be required to be filed under the applicable Law.
ARTICLE VIII
CONDITIONS PRECEDENT TO BUYER PARTIES’ OBLIGATION
The obligation of Buyer Parties to consummate the transaction contemplated hereby on the Closing Date is subject to the satisfaction of each of the following conditions at or prior to the Closing:
SECTION 8.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained in Article IV of this Agreement shall be true and correct, in each case at and as of the Closing Date as if made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period).
SECTION 8.2 Performance of Covenants. Seller shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement, including, without limitation those in Section 6.1 and those in Section 6.3, required herein to be performed or complied with by Seller between the date hereof and the Closing Date.

SECTION 8.3 Officers’ Certificates. Buyer Parties shall have received certificates from Seller to the effect set forth in Sections 8.1 and 8.2 hereof, dated as of the Closing Date, signed by a duly authorized officer of Rio GP.
SECTION 8.4 No Order. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transaction contemplated in this Agreement.
SECTION 8.5 Certified Resolutions. Buyer Parties shall have received (i) a certificate of the Secretary or an Assistant Secretary of Rio GP, dated as of the Closing Date, setting forth the resolutions of the Board of Managers of Seller and Rio GP, respectively, authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby and the execution and delivery of the Deeds and the transfer of the Fee Properties and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.
SECTION 8.6 Secretary’s Certificates. Buyer Parties shall have received a certificate of the Secretary or an Assistant Secretary of Rio GP attesting as to the incumbency and signature of each director or officer of Seller who shall execute this Agreement and the Deeds.
SECTION 8.7 Title Insurance. Buyer Parties shall have received a firm commitment from Southern Texas Title Company(the “Title Company”) to issue owner’s and lender’s title insurance policies with respect to each of the Fee Properties with such endorsements as may be requested by Buyer Parties (respectively the “Owner’s Policy” and the “Lender’s Policy” and together the “Title Insurance Policies”).
SECTION 8.8 Consents. Each of the consents identified in Schedule 4.3 shall have been obtained in form and substance reasonably acceptable to Buyer Parties.
SECTION 8.9 Liens and Secured Debt. All Liens on the Assets, the Mexican Assets, the Tergas Option, the Tergas Shares, the Shares and the Fee Properties securing any obligations under or with respect to the Secured Debt Facility shall have been released and terminated and copy of the documents evidencing such release and termination shall have been provided to Buyer Parties. Similarly, with the exception of the Inter-Company Debt owing to Seller and its Affiliates, any Liens on the Assets, Mexican Assets, the Tergas Option, the Tergas Shares, the Shares, or the Fee Properties including, without limitation those of the Lenders, shall have been released and terminated and copy of the documents evidencing such release and termination shall have been provided to Buyer Parties.
SECTION 8.10 Department of Transportation Audit. Seller shall have provided to Buyer Parties the DOT Audit, the results of which shall be in form and substance reasonably acceptable to Buyer Parties.
SECTION 8.11 Due Diligence. Buyer Parties shall have completed their due diligence within five Business Days of the Closing Date and shall be satisfied, in its sole discretion, with the results of all due diligence conducted by Buyer Parties with respect to Seller, the Business, the Assets, the Fee Properties, the Mexican Assets and the Companies, including, without limitation, with respect to all matters pertaining to financial assumptions, title to Real Property, the Mexican Right of Way, the Title Insurance Policies and environmental, labor, regulatory, accounting, business practices, Legal Proceedings or agency inquiries relating to the Assets (including the ongoing Department of Transportation Audit), the Mexican Assets, or transparency and corporate governance issues.

SECTION 8.12 Authorization to Assign. Seller shall have delivered to Buyer Parties certified copies of the corporate resolutions adopted by the General Shareholders’ and/or Partners’ Meeting of the Companies, as applicable, authorizing the transfer of Shares and/or Equity Interests in accordance with the terms of this Agreement, and admitting each Buyer Party or its designated Affiliate(s) or assignees, as applicable, as new shareholders or members of such Companies, in form and substance reasonably satisfactory to Buyer Parties.
SECTION 8.13 Government Approvals. Seller, Buyer Parties and, to the extent applicable, the Companies shall have made all filings required to be made by them in order to consummate the transaction contemplated by this Agreement.
SECTION 8.14 Tergas Environmental Permit. Seller shall have obtained an environmental Permit, without any cited deficiencies, sufficient to allow for the continued operation of the Mexican Terminal Site.
SECTION 8.15 BND Easement. The New BND Easement shall have been executed by the parties thereto and be in full force and effect as of the Closing.
SECTION 8.16 FIRPTA Certificates. Seller shall have delivered a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, substantially in the form set forth in Treas. Reg. §1.145-2(b)(2)(iv)(B), dated as of the Closing Date.
SECTION 8.17 No Change in Law. No Law, Order or Tax that was not in force as of the date of the execution of this Agreement shall have been adopted or imposed (or shall be reasonably imminent in being adopted or imposed), and no increase in rates of taxation shall have occurred (or shall be reasonably imminent in occurring) after the date of execution of this Agreement, that, in any such event, would reasonably be expected to result in any Material Change.
SECTION 8.18 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened any Legal Proceeding which involves any challenge to, or seeks damages or other relief in connection with, the transaction or wherein an unfavorable result would be reasonably likely to (i) prevent, delay, make illegal, or otherwise interfere with the consummation of the transaction, (ii) cause the transaction to be rescinded following the Closing, or (iii) materially adversely affect the right of Buyer Parties to own and operate the Assets or the Fee Properties.
SECTION 8.19 No Material Adverse Change. There shall not have occurred or be continuing any Material Adverse Change.
SECTION 8.20 Employee Termination Agreements. The Companies shall have delivered copies of the acknowledged termination agreements with the employees to be terminated as of Closing and shall have provided a copy of the prepared checks for severance payments that will be delivered to such employees upon ratification of the termination agreements.

ARTICLE IX
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION
The obligation of Seller to consummate the transaction contemplated hereby on the Closing Date is subject to the satisfaction of each of the following conditions at or prior to the Closing:
SECTION 9.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer Parties contained in Article V of this Agreement shall be true and correct, in each case at and as of the Closing Date as if made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period).
SECTION 9.2 Performance of Covenants. Buyer Parties shall have performed and complied, in all material respects, with the covenants and provisions in this Agreement, including, without limitation those in Section 6.2 and those in Section 6.3, required herein to be performed or complied with by Buyer Parties between the date hereof and the Closing Date.
SECTION 9.3 Officer’s Certificate. Seller shall have received a certificate from each Buyer Party to the effect set forth in Sections 9.1 and 9.2 hereof, dated as of the Closing Date, signed by a duly authorized officer of each Buyer Party.
SECTION 9.4 No Order. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transaction contemplated in this Agreement.
SECTION 9.5 Certified Resolutions. Seller shall have received a certificate of a duly authorized officer of each Buyer Party, dated as of the Closing Date, setting forth the resolutions of the board of directors of each Buyer Party authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.
SECTION 9.6 Secretary’s Certificate. Seller shall have received a certificate of the Secretary or an Assistant Secretary of each Buyer Party attesting as to the incumbency and signature of each officer of each Buyer Party who shall execute this Agreement.
SECTION 9.7 No Change In Law. No Law, Order or Tax that was not in force as of the date of the execution of this Agreement shall have been adopted or imposed (or shall be reasonably imminent in being adopted or imposed), and no increase in rates of taxation shall have occurred (or shall be reasonably imminent in occurring) after the date of execution of this Agreement, that, in any such event, would reasonably be expected to result in a Material Change.

ARTICLE X
TERMINATION
SECTION 10.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time before the Closing Date as follows:
(a) By mutual written consent of Seller and Buyer Parties;
(b) By Seller or Buyer Parties, if the Closing shall not have occurred prior to or on December 31, 2007 (which date may be extended in writing by the mutual agreement of Seller and Buyer Parties);
(c) By Seller or Buyer Parties, if consummation of the transaction contemplated hereby would violate any non-appealable final Order of a Governmental Authority having competent jurisdiction;
(d) By Buyer Parties at any time within five (5) Business Days following completion of any schedule to this Agreement pursuant to Section 6.3(h) if Buyer Parties are not satisfied with the contents of any Schedule; provided, however, that Seller is afforded at least three (3) Business Days before termination of this Agreement to (i) provide a Schedule satisfactory to Buyer Parties or (ii) provide a monetary remedy; or
(e) By the Seller if the Seller has entered into an agreement in violation of the provisions of Section 6.1(e)(i). If the Seller terminates this Agreement pursuant to this Section 10.1(e), the Seller shall pay the Buyer Parties a termination fee of $700,000 within 60 days after such termination; provided that in no event shall the Seller be required to pay such fee if, immediately prior to the termination of this Agreement, the Buyer Parties were in material breach of the Buyer Parties’ obligations under this Agreement.
SECTION 10.2 Effect of Termination.
(a) If this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the Parties shall terminate without further liability of any Party to another (except for the obligations outlined in Section 3.1(e) and Section 10.1(e) as the case may be) and each Party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, the obligations of Buyer Parties under the Buyer Parties Confidentiality Agreement shall survive any such termination.
(b) Notwithstanding Section 10.2(a), if all conditions precedent to the obligations of a Party set forth in Article VIII or Article IX (as applicable) have been met (or the non-breaching Party is ready, willing and able to satisfy such conditions) and the Closing does not occur on or before the date specified in Section 10.1(b) because of the other Party being in breach of any of its representations, warranties or obligations hereunder, then the breaching Party shall remain liable for the breach of such representations, warranties and obligations.

ARTICLE XI
INDEMNIFICATION
SECTION 11.1 Seller Indemnification.
(a) Subject to the limitations set forth in this Article XI, if the Closing occurs, then from and after the Closing Date Seller shall indemnify and hold Buyer Parties and Buyer Parties’ Affiliates (including the Companies) and their respective officers, directors, partners, members, employees and agents thereof harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:
(i) any breach of any representation or warranty of Seller contained in Article IV or any inaccuracy in the certificate delivered to Buyer Parties pursuant to Section 8.3,
(ii) any breach of any agreement or covenant on the part of Seller contained in this Agreement,
(iii) any act, event or omission occurring prior to the Closing Date (and not otherwise constituting an Assumed Liability) in the conduct by Seller or any of the Companies of the Business, including, without limitation, legal, labor, environmental, contractual, regulatory, tax, title and ownership issues,
(iv) the Retained Liabilities,
(v) any Legal Proceedings identified on Schedule 4.7,
(vi) any amounts for which the Buyer Parties are indemnified by the Seller pursuant to Section 6.3(b)(vi)(A) or (B), and
(vii) any amounts the Seller is obligated to pay pursuant to Section 6.3(g)(ii).
(b) The foregoing shall not apply to any breach of Seller’s representations and warranties set forth in Section 4.10, or to any breach of any covenants set forth in Article VII, it being agreed and understood that the Buyer’s sole and exclusive remedies for any matters relating to Taxes shall be as provided in Articles VII.
SECTION 11.2 Buyer Parties Indemnification.
(a) Subject to the limitations set forth in this Article XI, if the Closing occurs, then from and after the Closing Date Buyer Parties shall indemnify and hold Seller and Seller’s Affiliates and their respective officers, directors, members, partners, employees and agents thereof harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:
(i) any breach of any representation or warranty of Buyer Parties contained in Article V or any inaccuracy in the certificate delivered to Seller pursuant to Section 9.3,
(ii) the breach of any agreement or covenant on the part of Buyer Parties contained in this Agreement,

(iii) any act, event or omission occurring after the Closing Date (and not otherwise constituting a Retained Liability) in the conduct by Buyer Parties, Buyer Parties’ Affiliates or the Companies of the Business or operation of the Assets, the Fee Properties or the Mexican Assets, and
(iv) the Assumed Liabilities.
(b) The foregoing shall not apply to any breach of Buyer Parties’ covenants set forth in Article VII, it being agreed and understood that Seller’s sole and exclusive remedies for matters relating to Taxes shall be as provided in Article VII.
SECTION 11.3 Indemnification Procedures. If any third Person (i.e., a Person other than a Party or any Affiliate of a Party) asserts any claim against a Party which, if successful, would entitle the Party to indemnification under this Article XI (the “Indemnified Party”), it shall give notice of such claim to the Party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense of such claim at its expense. If the Indemnifying Party does assume such defense, it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim. In addition, the Indemnified Party shall have the right to participate in the defense of such claim at its expense, in which case (a) the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim, and (b) the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. If the Indemnifying Party fails to assume the defense of any such claim, the Indemnified Party may defend against or settle such claim and the Indemnifying Party shall be liable for any settlement of any such claim.
SECTION 11.4 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
(a) Seller shall not have any obligation to provide indemnification for Losses pursuant to Section 11.1 except to the extent that the aggregate amount of all such Losses exceeds $100,000 (the “Basket Amount”), in which case Seller shall be liable to Buyer Parties only for such Losses in excess of $100,000. The maximum obligation of Seller to provide indemnification for all Losses pursuant to Section 11.1 shall be limited to an amount equal to the Purchase Price; provided, however, that the maximum obligation of Seller to provide indemnification with respect to amounts payable under Section 6.3(b)(vi) (including any such amounts paid from the Holdback Amount) shall be limited to an amount equal to US$1,000,000. Notwithstanding the foregoing, the Basket Amount will not apply with respect to any breach of Seller’s representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, 4.9, 4.11, 4.13, 4.16, 4.18 and 4.19, the breach of any representations and warranties caused by fraud or Seller’s intentional misconduct, any Losses related to the Legal Proceedings set forth in Schedule 4.7, amounts for which the Buyer Parties are indemnified pursuant to Sections 6.3(b)(vi)(A) or amounts which the Seller is obligated to pay pursuant to Section 6.3(g)(ii).

(b) Buyer Parties shall not have any obligation to provide indemnification for Losses indemnified pursuant to Section 11.2 except to the extent that the aggregate amount of all such Losses exceeds the Basket Amount, in which case Buyer Parties shall be liable to Seller only for such Losses in excess of the Basket Amount. The maximum obligation of Buyer Parties to provide indemnification for Losses pursuant to Section 11.2 shall be limited to an amount equal to the Purchase Price. Notwithstanding the foregoing, the Basket Amount will not apply with respect to any breach of Buyer Parties’ representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.5 and 5.7.
(c) Seller shall not have any obligation to provide indemnification hereunder for any Losses pursuant to Sections 11.1 unless a written notice of claim specifying in reasonable detail the specific nature and basis of the Losses and the estimated amount of such Losses is delivered to Seller at any time prior to 5:00 p.m., El Segundo, California time, on the last day of the applicable survival period set forth with respect to such claim under Section 11.5. Buyer Parties shall not have any obligation to provide indemnification hereunder for any Losses unless a written notice of claim specifying in reasonable detail the specific nature and basis of the Losses and the estimated amount of such Losses is delivered to Buyer Parties at any time prior to 5:00 p.m., El Segundo, California time, on the last day of the applicable survival period set forth with respect to such claim under Section 11.5.
(d) For purposes of determining Losses in order to calculate the Basket Amount and determine rights to indemnification under this Article XI, the representations and warranties set forth in Articles IV and V shall be read without giving effect to any Materiality Requirement set forth therein. As used in this Agreement, a “Materiality Requirement” shall mean any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Material Adverse Change” or “Material Change,” or be or not be “reasonably expected to have a Material Change” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.
(e) The Parties agree that the Holdback Amount shall serve as security for the indemnification obligations of Seller under this Article XI, under Article VII and under other applicable provisions of this Agreement. Buyer Parties may elect to be paid for any such Losses, to the extent funds are available therein, from the Holdback Amount; provided, however, that to the extent that the amounts owing to Buyer Parties exceed the amount of the Holdback Amount then available to pay such amounts, Seller shall pay such excess amount to Buyer Parties directly by wire transfer of immediately available funds from Seller to an account designated by Buyer Parties, within ten (10) days after the determination thereof.
SECTION 11.5 Survival. The representations, warranties, covenants and agreements of the Parties set forth herein or in any certificate delivered pursuant to the terms hereof shall survive the Closing for a period of three years; provided, however, that (a) the covenants in respect of Title Curative Work under Section 6.3(b)(vi) shall survive the Closing for a period of five years; and (b) the representations and warranties of Seller set forth in (i) Sections 4.1, 4.2, 4.4 and 4.19 shall survive indefinitely and (ii) Sections 4.8, 4.9 and 4.10 shall survive for the applicable statute of limitations period, plus sixty days. Such representations and warranties shall be subject to the provisions of Articles VII and XI.

SECTION 11.6 Certain Damages. NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY OF ITS AFFILIATES OR REPRESENTATIVES FOR PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON CONTRACT, TORT, STRICT LIABILITY, VIOLATION OF LAW, OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE; PROVIDED, THE FOREGOING SHALL NOT APPLY TO ANY SUCH DAMAGES FINALLY DETERMINED TO BE PAYABLE TO A THIRD PERSON PURSUANT TO A CLAIM COVERED BY THE INDEMNITY PROVIDED PURSUANT TO ARTICLE XI.
SECTION 11.7 Exclusive Remedy. Except for the tax indemnification provisions of Article VII, if the Closing occurs, the sole and exclusive remedy of each of Buyer Parties and Buyer Parties’ Affiliates, and Seller and Seller’s Affiliates, with respect to the purchase and sale of the Assets, the Fee Properties, the Shares and the Tergas Option shall be pursuant to the express indemnification provisions of this Article XI and any and all (a) claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement, or (c) other claims relating to the Assets, the Fee Properties, the Shares and the Tergas Option shall be subject to the provisions set forth in this Article XI.
Except for claims made pursuant to the express indemnification provisions of this Article XI, Buyer Parties on behalf of each of Buyer Parties and Buyer Parties’ Affiliates shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against Seller and Seller’s Affiliates and any and all rights, claims and causes of action it may have against Seller or any of Seller’s Affiliates, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.
Except for claims made pursuant to the express indemnification provisions of this Article XI, Seller on behalf of each of Seller or any of Seller’s Affiliates shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against Buyer Parties or any of Buyer Parties’ Affiliates and any and all rights, claims and causes of action it may have against Buyer Parties or any of Buyer Parties’ Affiliates, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.
ARTICLE XII
GENERAL
SECTION 12.1 Amendments. This Agreement may only be amended by written instrument executed by Buyer Parties and Seller.
SECTION 12.2 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in a written instrument signed by the Party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

SECTION 12.3 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a) If to Seller, to:
Ian Bothwell
Rio Vista Operating Partnership L.P.
2121 Rosecrans Ave., Suite 3355
El Segundo, CA 90245
(b) If to Buyer Parties, to:
TransMontaigne Operating Company L.P.
Attn: President
1670 Broadway, Suite 3100
Denver, Colorado 80202
 With a copy to:
Morrison & Foerster llp
Attn: Whitney A. Holmes
5200 Republic Plaza
370 Seventeenth Street
Denver, Colorado 80202
SECTION 12.4 Successors and Assigns. Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other Party, and any purported assignment made without such written consent shall be void; provided, Buyer Parties shall have the right to designate one or more of its Affiliates or other Persons to be transferee(s) at the Closing of all or any part of the Assets, the Tergas Option, the Shares or the Tergas Shares. Except as expressly contemplated by Sections 11.1 and 11.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties and their respective successors, legal representatives, and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

SECTION 12.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal, and enforceable and that achieves the same objective.
SECTION 12.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith; provided, the Buyer Parties Confidentiality Agreement shall remain in full force and effect according to its terms until the Closing. All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.
SECTION 12.7 Governing Law, Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. Each Party irrevocably submits to the jurisdiction of any Texas state court or any federal court sitting in Houston, Texas in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action shall be heard and determined in such Houston, Texas state or federal court. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties further agree, to the extent permitted by Law, that final and un-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each Party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each Party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers set forth in this Section 12.7.
SECTION 12.8 Expenses. Each of the Parties shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transaction contemplated hereby.
SECTION 12.9 Release of Information; Confidentiality. The Parties shall cooperate with each other in releasing information concerning this Agreement and the transaction contemplated hereby. No press releases or other public announcements concerning the transaction contemplated by this Agreement shall be made by any Party without prior consultation with, and agreement of, the other Party, except for any legally required communication by any Party and then only with prior consultation and as much advance notice as is practicable under the circumstances requiring any announcement, together with copies of all drafts of the proposed text. At the Closing the Buyer Parties Confidentiality Agreement shall be deemed terminated without any further action of the Parties.

SECTION 12.10 Joint and Several. The obligations of Seller under and pursuant to this Agreement shall be joint and several obligations of RVEP and the Companies.
SECTION 12.11 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years, and (b) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or a schedule attached to this Agreement. The words “hereof,” “herein,” “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The term “including” shall mean “including without limitation.”
SECTION 12.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on the Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart.
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IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed as of the date first above written.

SELLER: RIO VISTA OPERATING PARTNERSHIP, L.P.

By:	Rio Vista Operating GP LLC,
general partner

By:	/s/ Ian T. BothWell
Name:	Ian T. BothWell
Title:

PENN OCTANE INTERNATIONAL, LLC

By:	/s/ Ian T. Bothwell

Name:	Ian T. Bothwell
Title:	Manager

BUYER PARTIES: TMOC CORP.

By:	/s/ FREDERICK W. BOUTIN

Name:	FREDERICK W. BOUTIN
Title:	SENIOR VICE PRESIDENT

TLP MEX L.L.C.

By:	/s/ FREDERICK W. BOUTIN

Name:	FREDERICK W. BOUTIN
Title:	SENIOR VICE PRESIDENT

RAZORBACK L.L.C. d/b/a DIAMONDBACK PIPELINE L.L.C.

By:	/s/ FREDERICK W. BOUTIN

Name:	FREDERICK W. BOUTIN
Title:	SENIOR VICE PRESIDENT
Purchase and Sale Agreement

Exhibit A
Form of Warranty Deed

A-1

Exhibit A-2
Form of Quit Claim Deed

A-1

Exhibit B
Form of General Assignment, Conveyance, Assumption and Bill of Sale from Seller to
Razorback L.L.C.
[see attached]

B-1

Exhibit C
Form of General Assignment, Conveyance, Assumption and Bill of Sale from Seller to Buyer
[see attached]

C-1

Exhibit D
Form of Closing Settlement Statement
[see attached]

D-1

Exhibit E
Purchase Price Allocation
[see attached]

E-1

Exhibit F-1
Form of POM Share Transfer Agreement
[see attached]

F-1-1

Exhibit F-2
Form of Termatsal Share Transfer Agreement
[see attached]

F-2-1

Exhibit G
Form of Tergas Option Assignment Agreement
[see attached]

G-1

Exhibit H
Form of Termination Agreement
[see attached]

H-1

Exhibit I
Form of Lien Release Letter
[see attached]

I-1